UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material under §240.14a-12

COVETRUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2020

Dear Shareholder,

On behalf of the Board of Directors, I am pleased to invite you to participate in the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. on May 13, 2020 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be conducted as a virtual meeting of shareholders, a format that we believe will provide expanded access, improved communication and cost savings to our shareholders and the Company. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.proxydocs.com/CVET. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.

In order to participate, you must register in advance at www.proxydocs.com/CVET prior to the deadline of May 6, 2020 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will also permit you to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email.

You will find information regarding the business to be conducted at the Annual Meeting in our notice of Annual Meeting and proxy statement. Shareholders will receive a Notice of Internet availability of the proxy materials instead of a printed copy of the proxy materials. The Notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.

Your vote is important regardless of the number of shares you own. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the proxy statement and cast your proxy vote promptly either online, over the phone or by returning your signed proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to participate in the Annual Meeting and vote during such meeting should you so choose.

On behalf of the Board of Directors, I would like to express our appreciation for your investment in our Company. I look forward to your participation in the Annual Meeting.

Sincerely,

Philip A. Laskawy

Chairman of the Board

COVETRUS, INC.

7 Custom House Street

Portland, ME 04101

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To be held on May 13, 2020

Dear Shareholders:

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. (the “Company”) will be held on Wednesday, May 13, 2020 at 10:00 a.m. Eastern Time. The Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CVET being held for the following purposes:

1.

to elect three (3) Class I Directors, each to serve until our 2022 annual meeting of shareholders, and as to each, until a successor is duly elected and qualified, or until the earlier death, resignation, or removal of the Director;

2.	ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	to approve, by a non-binding, advisory vote, the 2019 compensation paid to the Company’s named executive officers; and

4.	to approve, by a non-binding, advisory vote, the frequency of future shareholder advisory votes on executive compensation.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2020 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at 7 Custom House Street, Portland, Maine 04101 on the date of, and for ten days prior to, the Annual Meeting.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/CVET. In order to participate, you must register in advance at www.proxydocs.com/CVET prior to the deadline of May 6, 2020, at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Proxy Statement may be accessed free of charge at www.proxydocs.com/CVET.

Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

By Order of our Board of Directors,

Erin Powers Brennan

Corporate Secretary

Portland, Maine

April 3, 2020

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF COVETRUS, INC.

May 13, 2020

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by Covetrus, Inc. (“we,” “us,” “our,” “Covetrus” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, May 13, 2020 at 10:00 a.m. Eastern Time. This year’s Annual Meeting is a virtual shareholders meeting at www.proxydocs.com/CVET.

PROXY STATEMENT SUMMARY

This Proxy Statement provides information for shareholders of Covetrus, as part of the solicitation of proxies by the Company and its Board from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Annual Meeting.

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2020 ANNUAL MEETING

Date and Time:	Wednesday, May 13, 2020, at 10:00 a.m. Eastern Time.

Location:	The meeting is a virtual shareholders meeting only at www.proxydocs.com/CVET

Record Date:	March 16, 2020

Voting Items:

The following table summarizes the proposals to be considered at the Annual Meeting and the voting recommendations of the Board with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	The election to the Board of Directors of the three (3) nominees named in the Proxy Statement as Class I Directors.	FOR each director nominee	7

2	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020.	FOR	42

3	An advisory vote on the 2019 compensation paid to our named executive officers.	FOR	46

4	An advisory vote on the frequency of future shareholder votes on executive compensation	FOR holding advisory votes on executive compensation every year	47

i

Business Overview

We are a global animal health technology and services company dedicated to supporting the companion, equine, and large-animal veterinary markets. Our mission is to provide the best products, services, and technology to veterinarians and animal health practitioners across the globe, so they can deliver exceptional care to their patients when and where it is needed.

In February 2019, we combined the complementary capabilities of the animal health business of Henry Schein, Inc. (“Henry Schein”) and Direct Vet Marketing, Inc. (d/b/a Vets First Choice), bringing together leading practice management software and supply chain and distribution businesses with a technology-enabled prescription management platform and related pharmacy services. We believe our approach to the market will support the delivery of improved veterinary care and the health of veterinary practices while driving increased demand for our products and services.

History and Corporate Information

We were incorporated in Delaware in April 2018 as a wholly-owned subsidiary of Henry Schein under the name HS Spinco, Inc., and subsequently changed our name to Covetrus, Inc. Prior to the spin-off, affiliates of Covetrus purchased from certain minority holders their ownership interests in the applicable operating companies of the animal health business (the “Animal Health Business”) of Henry Schein. On February 7, 2019, Henry Schein completed the spin-off of its Animal Health Business and transferred the applicable assets, liabilities, and ownership interests to us and distributed all the shares of our common stock that were then owned by Henry Schein to its stockholders of record as of January 17, 2019 (the “Distribution”). Also, on February 7, 2019 and prior to the Distribution, we sold $361 million in shares to accredited institutional investors (the “Share Sale”). The proceeds from the Share Sale were paid to us and distributed to Henry Schein. Concurrent with the Distribution, we paid a cash dividend of $1.2 billion from loan proceeds from our newly established credit facility. We then acquired Vets First Choice in an all-stock transaction and, the following day, our shares began trading on the Nasdaq Global Select Market exchange under the symbol CVET.

Our Products and Services

Below is a graphic representing our major product categories currently available to the market and certain of our products and services:

Supply Chain Services

We offer a comprehensive portfolio of products and services and value-added solutions for enhancing practice revenue, operating efficient practices, and delivering high-quality care. By combining our extensive infrastructure and logistical expertise with robust software and ordering tools, a broad product offering at competitive prices, a suite of add-on business and financial services, and a strong commitment to customer service, we strive to be an indispensable and trusted partner for our customers’ evolving needs.

Technology Solutions

We offer technology solutions and services, including on-premise and cloud-based practice management software, data-driven applications, client communications tools, the Covetrus Connect online marketplace platform, and related services, which are designed to increase connectivity between practices and a suite of products to increase practice efficiency and improve business health, allowing the veterinarian more time to provide patient care. We develop, provide, and support veterinary practices with a wide range of veterinary practice information management systems. We also offer solutions that integrate with our software platforms, including client communication services, appointment reminders, data backup services, hardware sales and support, and credit card processing. These integrated veterinary marketing services also leverage practice-level data and consumer insights to deliver highly personal, relevant, and timely communications, strengthening the veterinary-client patient relationship and improving animal owner loyalty. Our practice information management integrated payment solutions also help veterinarians save time and money with credit card processing services and streamline veterinary practice workflows.

Prescription Management

Our prescription management platform, which integrates into veterinary practice management software and workflow, leverages insight and analytics, client engagement and outreach communications, and integrated veterinary pharmacy services and is designed to improve medical compliance. We work directly with veterinary practices to provide client and practice-level insights and identify gaps in medical care. By doing so, we seek to enable veterinarians to manage the lifecycle of a prescription to create new revenue opportunities, adapt to changing animal-owner purchasing behaviors, and strengthen their client relationships through convenience of our e-commerce, auto-ship services, and access to accredited veterinary pharmacies with more than 20,000 products for standard prescriptions, preventatives, diets, and custom-compounded medications. These products and services ultimately allow our Customers to improve the quality of animal care that is provided.

Our Board of Directors

Name, Principal Occupation & Relevant Experience	Age	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation Committee	Nominating & Governance Committee
Philip A. Laskawy Chairman of the Board Retired Chairman & CEO, Ernst & Young LLP	78	2019	✓			Member

Deborah G. Ellinger Senior Advisor for The Boston Consulting Group; Former President/CEO of four PE-backed companies, former C-Suite executive at CVS and Staples, former banker with extensive public board experience.	61	2019	✓		Member	Chair

Sandra L. Helton Former EVP/CFO/Director of Telephone & Data Systems, Inc. (TDS), Senior Finance and Accounting Leader at Compaq and Corning; extensive board experience at Principal Financial Group (current audit Chair) OptiNose, Inc. (current audit Chair), Lexmark, Covance.	70	2019	✓	Chair		Member

Mark J. Manoff Co-Founder and CEO, Verrian, Inc. through 2019. Former EY Americas Vice Chair Led EY’s Center for Board Matters, managed EY’s worldwide relationship with IBM.	63	2019	✓	Member		Member

Edward M. McNamara President, TeamLaunch, LLC. Former Executive Rue La La, Cendant, and WEX.	55	2019	✓	Member	Chair

Name, Principal Occupation & Relevant Experience	Age	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation Committee	Nominating & Governance Committee

Steven Paladino Executive Vice President, Chief Financial Officer, Member of the Board of Directors of Henry Schein, Inc.	62	2019

Ravi Sachdev Clayton, Dubilier & Rice	43	2019	✓		Member

David Shaw Covetrus, former Chairman; Vets First Choice, co-founder and Chairman; IDEXX Laboratories, founder, CEO/Chair Emeritus; Black Point Group, CEO (Not Standing for Re-election)	68	2019

Benjamin Wolin CEO & President, Covetrus, Inc. Director at Rockwell Medical (RMTI), co-founder and former CEO of Everyday Health, Inc.	45	2019

Sharon Wienbar Extensive board experience, including Resideo Technologies, Inc. (current compensation committee chair), Colfax Corporation (current compensation committee member). (If Elected)	58	2020

v

Each of our continuing Directors, and our Director nominee, has extensive professional experience. The chart below highlights specific areas in which we believe our Directors have particularly deep experience relevant to our current profile and strategic needs.

	CEO/COO/ President Operational Leadership at Scale	Public Co. Board Experience	Deep Finance and Capital Management	Global Experience	Animal Health/ Healthcare Industry	Distribution/ Supply Chain	IT/Software/ SaaS	B2B and B2C Marketing	Change Management/ Transformation	Diversity
Ben Wolin	x	x			x			x	x
Deborah G. Ellinger	x	x		x	x			x	x	x
Sandra L. Helton		x	x	x	x		x		x	x
Philip A. Laskawy	x	x	x	x	x	x			x
Mark J. Manoff			x	x	x				x
Edward M. McNamara			x	x	x		x	x	x
Steven Paladino		x	x	x	x	x		x	x
Ravi Sachdev		x	x		x	x			x	x
Sharon Wienbar		x		x		x	x	x	x	x

Corporate Governance

Since our inception, we have been committed to good corporate governance. We believe our early adoption of good governance practices promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens our Board of Directors and management accountability.

See Corporate Governance for more information.

COVETRUS, INC.

7 Custom House Street

Portland, Maine 04101

PROXY STATEMENT

ANNUAL MEETING

May 13, 2020

Information About Proxy Materials, The Annual Meeting, and Voting

Why am I receiving these materials?

On or about April 3, 2020 we have made these materials available to you on the Internet and, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 13, 2020 at 10:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) of the Annual Meeting.

Location of the Annual Meeting

The Annual Meeting will be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location, improved communication and cost savings to our shareholders. By visiting www.proxydocs.com/CVET, you will be able to attend the Annual Meeting, vote your shares and submit your questions during the meeting via the Internet. There will not be a physical meeting location and you will not be able to attend in person. We invite you to participate in the virtual meeting and request that you vote on the proposals described in this Proxy Statement. However, you do not need participate in the meeting to vote your shares. Instead, you may vote by Internet, by telephone, or, if you requested and received paper copies of the proxy materials by mail, you may also vote by completing and mailing your proxy card.

What is included in these materials?

The proxy materials include:

•	this Proxy Statement (including the Notice of 2020 Annual Meeting of Shareholders)

•	our Annual Report to Shareholders for the year ended December 31, 2019; and

•	a proxy card.

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting:

Proposal One: the election to the Board of Directors of the three (3) nominees named in this Proxy Statement as Class I Directors;

Proposal Two: ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020;

Proposal Three: an advisory vote on the 2019 compensation paid to our named executive officers; and

Proposal Four: an advisory vote on the frequency of future shareholder advisory votes on executive compensation.

We are not aware of any other matters to be presented at our Annual Meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the voting recommendations of the Board of Directors?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board of Directors named in this Proxy Statement (Proposal No. 1);

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2); and

•	“FOR” advisory approval of the 2019 compensation paid to our named executive officers (Proposal No. 3).

•	“FOR” advisory approval of the frequency of “every year” for future shareholder advisory votes on executive compensation (Proposal No.4).

What is the voting requirement to approve each of the proposals?

•

Election of Directors (Proposal No. 1). To be elected, a Director must receive a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). If an incumbent Director does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) such Director shall promptly tender his or her resignation to the Board of Directors. Within 90 days following certification of the shareholder vote, the Board shall determine whether to accept such resignation in accordance with our Amended and Restated By-Laws (“By-Laws”). We will publicly disclose any such decision by the Board of Directors with regard to any Director’s resignation.

•

Other Matters. Under our By-Laws, the affirmative vote of the holders of a majority of the votes cast will be required for approval of the ratification of the selection of the independent registered public accounting firm (Proposal No. 2), advisory approval of the 2019 compensation paid to our named executive officers (Proposal No. 3), and advisory approval of the frequency of “every year” for future shareholder advisory votes on executive compensation (Proposal No. 4). With respect to Proposal 4 (advisory vote on the frequency of future advisory votes on executive compensation), we will consider the frequency option receiving the highest number of votes cast by stockholders to be the option recommended by stockholders. For Proposals No. 2 and No. 3, abstentions and broker non-votes are not included in the number of votes cast and therefore have no effect on the outcome of such proposals. While the advisory votes on our Company’s 2019 executive compensation and on the frequency of future shareholder advisory votes are required by law, they will not be binding on us or our Board of Directors. However, the Compensation Committee of our Board of Directors will consider the outcome of these votes when determining future executive compensation decisions and holding future shareholder advisory votes on executive compensation.

Who may vote at the Annual Meeting?

Only shareholders of record as of the close of business on March 16, 2020, the record date, are entitled to receive notice of, to attend and to vote at the Annual Meeting. As of the record date, there were 111,852,080 shares of our common stock, $0.01 par value per share, issued and outstanding. Shareholders are entitled to one vote per share.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

In certain sections of this Proxy Statement, we distinguish between shareholders of record and beneficial owners. Most of our shareholders are beneficial owners of shares held in street name.

•

Shareholders of Record. If your shares are held in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares. As a shareholder of record, you are receiving the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials, directly from us.

•

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the shareholder of record. As a beneficial owner, your broker or custodian will forward to you the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

How do I vote?

You may vote electronically at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote by voting electronically at the virtual meeting.

If you receive more than one Notice of Internet availability (or multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all of the shares owned by you. You may receive multiple proxy cards if, for example, you hold shares in more than one brokerage account, or you are a shareholder of record and hold shares registered in more than one name.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not return my proxy?

•

Shareholders of Record. If you are a shareholder of record and do not vote over the Internet, by phone or by mailing your proxy card, your shares will not be voted unless you attend the Annual Meeting and vote your shares electronically at the Annual Meeting.

•

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet, by phone or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.

Which proposals are considered “routine” or “non-routine”?

The only proposal that is considered a routine matter under applicable rules is Proposal 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. All other proposals are considered non-routine.

Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposal 1, Proposal 3 or Proposal 4. Because Proposal 2, regarding the ratification of the appointment of our independent registered public accounting firm by a non-binding advisory vote, is considered a routine matter, brokers are permitted to vote shares held by them without instruction from beneficial owners.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?

As a shareholder of record, whether you vote over the Internet, by phone or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our Board of Directors.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by shareholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.

Can I change my vote after I have voted?

If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, by phone, or by submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Portland, Maine, or by voting electronically at the Annual Meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the Annual Meeting. Voting by proxy will not affect your right to attend the Annual Meeting and vote electronically should you so choose.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instruction.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned or postponed until a quorum is obtained.

Who will serve as the inspector of election?

Mediant Communications, or such other person as duly appointed by the Corporate Secretary of the Company, to whom the Board has delegated such authority, will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, on or before May 19, 2020.

How do I receive a paper copy of the proxy materials?

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice of Internet availability. The Notice of Internet availability also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about April 3, 2020, we mailed to our shareholders of record as of March 16, 2020 a Notice of Internet availability containing instructions on how to access our proxy materials, including our Proxy Statement and our annual report. All shareholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet availability or request a printed set of the proxy materials. The Notice of Internet availability also instructs you on how to access your proxy card to vote through the Internet. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is paying for the cost of our proxy solicitation?

We will bear all costs for our solicitation of proxies. Our Directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. The Company reserves the right to engage a third-party proxy solicitor and will be responsible for the cost thereof. We are requesting that brokers and custodians forward the Notice of Internet availability or, as applicable, printed copies of the proxy materials to shareholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

What is the deadline to propose actions for consideration at the 2021 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in our Proxy Statement and proxy card for the 2021 annual meeting of shareholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Portland, Maine, on or after January 12, 2021 and on or before February 12, 2021, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the advance notice provisions in our By-Laws, shareholders are required to provide notice to our Corporate Secretary at our principal offices in Portland, Maine, of the nomination of Directors or to introduce an item of business at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if the Company did not hold an annual meeting in the preceding calendar year, notice by the shareholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever occurs first. For further information about our Director nomination process, please see “Director Nomination Process” below.

The Virtual Meeting

We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.

By going to www.proxydocs.com/CVET, you will be able to listen to the Annual Meeting, submit questions and vote. The Annual Meeting will start at 10:00 a.m. Eastern Time on May 13, 2020. We encourage you to access the meeting website prior to the start time to allow time for check in.

You must register by May 6, 2020 at 5:00 p.m. Eastern Time to attend the Annual Meeting webcast.

Follow the instructions on your Notice of Internet availability If you wish to submit a question the day of the Annual Meeting, you may log in to the virtual meeting platform at www.proxydocs.com/CVET, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2020:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

www.proxydocs.com/CVET

Proposal 1 – Election of Directors

Proposal Summary

Until our 2022 annual meeting of shareholders, our Board of Directors is divided into three classes designated as Class I, Class II and Class III Directors, serving staggered terms. The Board currently consists of nine members, three of whom are Class I Directors, three of whom are Class II Directors and three of whom are Class III Directors. Class I Directors’ terms expire at the 2020 Annual Meeting, and are the subject of this Proposal 1, Class II Directors’ terms expire at the 2021 annual meeting, and Class III Directors’ terms expire at the 2022 annual meeting. Following the 2022 annual meeting, each Director will be elected annually and will hold office for a one-year term until the next annual meeting of shareholders.

The first proposal for consideration at our Annual Meeting is the election of the three (3) Class I Director nominees named in this proxy statement.

Class I Director Nominees. Our Board of Directors has, upon the recommendation of our Nominating and Governance Committee, nominated our current Class I Directors, Sandra Helton and Benjamin Wolin, for re-election as Class I Directors at our Annual Meeting. Upon the recommendation of our Nominating and Governance Committee, the Board has also nominated Sharon Wienbar to stand for election as a Class I Director. Information about each Director nominee is provided below. If elected, each Director nominee for Class I will serve as a Director until our 2022 annual meeting of shareholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Class I Director nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our Board of Directors.

Under our By-Laws, Directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee; however, an abstention will not count as a vote cast in the election.

Nominees for Class I Directors for a Two-Year Term That Will Expire at our Annual Meeting in 2022

Set forth below is information regarding each Director nominee, including his or her age as of March 15, 2020 and information about his or her specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that he or she should serve as a Director of Covetrus.

Sandra L. Helton, 70, became a Director in February 2019. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (“TDS”), a telecommunications organization that includes US Cellular Corporation, from 1998 through 2006. In her role, Ms. Helton had responsibility for finance, information technology and other corporate functions. She also served on the Board of Directors of TDS. She served as Vice President and Corporate Controller of Compaq Computer Corporation from 1997 through 1998. Previously, Ms. Helton spent over 20 years with Corning Incorporated, a technology company, where she held engineering, strategy and finance positions, including Senior Vice President and Treasurer from 1991 through 1997. Since 2001, Ms. Helton serves on the Board of Directors of Principal Financial Group, Inc., and is currently Chair of its audit committee and a member of its executive committee and finance committee. Since February 2018, she has been a Director of OptiNose, Inc., and is Chair of its audit committee. Ms. Helton previously served as a Director of Lexmark International, Inc., including as a member of its audit committee. Ms. Helton also previously served as a member of the Board of Directors of Covance, Inc. and as Chair of its audit and finance committee and a member of its nominating and governance committee. Ms. Helton is currently a trustee of two non-profit organizations, Northwestern Memorial Foundation (serving on its executive committee) and the Chicago Architectural Center (serving at various points in the past as Chair of its finance committee, Chair of its governance committee and member of its executive committee). Ms. Helton received a B.S. in mathematics from the University of Kentucky and a S.M. from the Massachusetts Institute of Technology’s Sloan School, with double majors in Finance and Planning & Control. Ms. Helton’s global executive experience in corporate strategy, finance, accounting and control, treasury, investments, information technology and other corporate administrative functions, as well as her extensive corporate governance experience, led to the conclusion that she should serve as a member of the Covetrus Board.

Sharon Wienbar, 58, has been nominated by our Board, upon recommendation of our nominating and governance committee, to stand for election as a Class I Director. Ms. Wienbar was the Chief Executive Officer of Hackbright Academy, the engineering school for women based in San Francisco, California from 2015 through 2016, thereafter serving as a strategic advisor to Capella Education Company following its acquisition of Hackbright in April 2016. Prior to joining Hackbright, Ms. Wienbar was a venture capitalist at ScaleVP, from 2001 to 2015 where she led investments in software, internet and mobile companies. Prior to joining ScaleVP in 2001, Ms. Wienbar was Vice President, Marketing for Critical Path (NASD: CPTH) and Amplitude Software from 1999 to 2000. Ms. Wienbar spent over seven years with Adobe Systems (through 1998), starting as a product manager and later as lead marketer for many of Adobe’s applications, spearheading numerous cross-product initiatives. Prior to joining Adobe Systems, Ms. Wienbar practiced strategy consulting at Bain & Company for nearly five years (through 1990). Ms. Wienbar serves on the Board of Directors of Resideo Technologies, Inc (NYSE: REZI), where she chairs the compensation committee, and of the Colfax Corp (NYSE: CFX), where she is a member of the compensation committee. She previously served on the Board of Directors of Glu Mobile (NASD: GLUU) and Everyday Health (NYSE: EVDY) and chaired the compensation committee and served on the audit committee of both companies. She also previously served on several private company boards of directors including Applause (Acq: Vista Equity) and Actiance (Acq: K1). Ms. Wienbar holds an S.M. and a A.B. in Engineering from Harvard University and an M.B.A. from the Stanford Graduate School of Business. In connection with her nomination to the Board, the Board considered Ms. Wienbar’s extensive experience in helping guide profitable growth in companies, drawing on her experience as an operating executive, investor and strategist. It is for these reasons that the Board has nominated Ms. Wienbar to stand for election.

Benjamin Wolin, 45, became a Director in February 2019. Mr. Wolin also currently serves as the President and Chief Executive Officer of the Company. Separate from his work for the company, Mr. Wolin currently serves as an advisor to 3L Capital LLC, a growth-stage private equity firm. Prior to his experience as an advisor, Mr. Wolin served as the Chief Executive Officer and Co-founder of Everyday Health, Inc., a communications and marketing platform for consumers, doctors and healthcare companies, and a member of its Board of Directors from 2002 to 2016. Mr. Wolin founded Everyday Health and served as its Chief Executive Officer from inception, through its initial public offering and sale in 2016. Mr. Wolin currently serves as Chairman of the Board of Rockwell Medical, Inc., and as a member of the audit committee and nominating and governance committee. Mr. Wolin also currently serves as a member of the Board of Directors of two private companies, Dance Biopharm, and AdhereTech, Inc. Mr. Wolin received his B.A. in History from Bowdoin College. Mr. Wolin’s extensive experience with digital healthcare, pharmacy, technology, and public company Board governance and his financial and operating expertise led to the conclusion that he should serve as a member of the Covetrus Board.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE

“FOR”

THE ELECTION OF MS. HELTON, MS. WIENBAR AND MR. WOLIN

Continuing Directors

Set forth below is information regarding each continuing Director, including his or her age as of March 15, 2020 and information about his or her specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that he or she should serve as a Director of Covetrus.

Class II Directors (terms to expire at our 2021 annual meeting)

Mark J. Manoff, 63, became a Director in February 2019. Mr. Manoff was a co-founder and Chief Executive Officer of Verrian, Inc. through 2019. He was a partner of EY LLP (“EY”, formerly known as Ernst & Young LLP) from 1990 until his retirement as Americas Vice Chair in 2017. During his time with EY, Mr. Manoff held various positions including New York Office Managing Partner and Northeast Region Managing Partner. He also founded and led the EY Center for Board Matters. Mr. Manoff is a member of the Board of Directors of The First Tee of Metropolitan New York, a youth development organization. In addition, Mr. Manoff was a member of the Board of Directors for Roundabout Theatre in New York City for approximately 10 years (through May 2018) and was chair of its audit committee during that period. Mr. Manoff serves on the Advisory Board (previously serving as Chair) at the University of Maryland’s Robert H. Smith School of Business, where he received his B.S. in Accounting. Mr. Manoff’s extensive experience in accounting and corporate governance led to the conclusion that he should serve as a member of the Covetrus Board.

Edward M. McNamara, 55, became a Director in February 2019. Prior to such appointment, Mr. McNamara served from June 2011 as a member of the Vets First Choice Board. He is the President of TeamLaunch, LLC, a venture-building company, which he cofounded in 2013. He is the Chief Financial Officer and Director of RCW Inc. (dba M.Gemi), a luxury product company founded by TeamLaunch, LLC. Other TeamLaunch private portfolio companies where Mr. McNamara serves or has served as Secretary, Treasurer or Director include Launch Kids, Inc. from December 2015 to December 2017; Follain Launch, Inc. from May 2016 to present; and Seed Leaf, LLC from December 2016 to present. Prior to founding TeamLaunch, Mr. McNamara served as an executive in residence at General Catalyst Partners from 2011 to 2013 and focused on consumer growth opportunities. Prior to that, he served as the Chief Financial Officer of Retail Convergence Inc. (dba Rue La La), a private-sale business and its predecessor Smartbargains Inc., from 2005 to 2011. Mr. McNamara served in a number of executive roles, including Chief Financial Officer, Chief Operating Officer, President, and Interim Chief Executive Officer, at two operating businesses of Cendant Corporation from 1996 to 2004, including Wright Express, Inc. and Cendant’s Travel Distribution Division. Mr. McNamara was Chairman of the Board of Wright Express Financial Services, Inc., a banking company, from 1999 to 2001. Mr. McNamara served in a number of accounting, finance, and administrative positions for Abex Inc., an aerospace manufacturing company, and its related company Fisher Scientific Corp., a biotechnology company, from 1993 to 1996. Mr. McNamara started his career with PriceWaterhouse, an accounting firm, from 1986 to 1993, in the audit and advisory group focused on public company audits and mergers and acquisitions, leaving as a manager in the audit practice. Mr. McNamara has also served as a member of the Board of Directors of, and a formal advisor to, Counter Brands, LLC (dba Beauty Counter), a cosmetics company, since 2014. Mr. McNamara holds a B.S. from Providence College. Mr. McNamara’s significant finance and management experience in high growth businesses as well as his deep current knowledge of Internet and digital based commerce across multiple industries led to the conclusion that he should serve as a member of the Covetrus Board.

Steven Paladino, 62, became a Director in February 2019. Mr. Paladino currently serves as the President, Treasurer and Chief Financial Officer of Henry Schein, Inc. and is a member of its Board of Directors. Mr. Paladino has been Henry Schein’s Executive Vice President and Chief Financial Officer since 2000 and has served as a member of the Henry Schein Board since 1992. He started his career with Henry Schein in 1987. He is also a member of Henry Schein’s Executive Management Committee. Prior to holding his current position, Mr. Paladino served as Senior Vice President and Chief Financial Officer from 1993 to 2000, as Vice President and Treasurer from 1990 to 1992 and as Corporate Controller from 1987 to 1990. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO USA, LLP. Mr. Paladino also served as a Nasdaq Listing and Hearing Review Council member. Mr. Paladino currently serves on the Board of Directors of MSC Industrial Direct Co., Inc., and is a member of its audit committee and compensation committee. He holds a B.A. from Bernard M. Baruch College. Mr. Paladino’s extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry led to the conclusion that he should serve as a member of the Covetrus Board.

Class III Directors (terms to expire at our 2022 annual meeting)

Deborah G. Ellinger, 61, became a Director in February 2019. Ms. Ellinger is currently a Senior Advisor for The Boston Consulting Group (“BCG”), a consulting firm, a Director of iRobot Corp, a technology company, and is the former CEO or President of four private-equity backed firms. She has been a Senior Advisor to BCG since June 2018, working primarily with their private equity team, and has served on the iRobot Board since 2011, where she is also Chair of the nominating and governance committee and has sat on several other Board committees. Her leadership roles include: President and Chief Executive Officer of Ideal Image, a chain of 130 Medical Spas, from 2016 to 2018; Chairman and Chief Executive Officer of The Princeton Review, a test preparation company, from 2012 to 2014; President of Restoration Hardware from 2008 to 2009, and President and Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Previously, she served as an Executive Vice President at CVS Pharmacy, a Senior Vice President at Staples, Inc., and was a partner at The Boston Consulting Group; she began her career with Mellon Financial Corporation. Ms. Ellinger has extensive additional Board experience: from 2015 to 2017, she served as a Director of Interpublic Group of Companies, sitting on the audit committee, compensation committee and finance committees at different times. She was also a member of the Board of Directors of National Life Group from 2007 to 2014 and served on its executive committee, audit committee and was Chair of its nominating and governance committee. She served on the Board of Sealy, Inc. from 2010 to 2013, where she was a member of the compensation committee and audit committee. She has also sat on the boards of several private companies since 2004. Ms. Ellinger’s assignments have taken her all over the world; she has lived and worked in Europe, Asia and the United States. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England. Ms. Ellinger is also qualified as a Barrister-at-Law in London, as a member of the Inner Temple. Ms. Ellinger’s extensive experience in international consumer-oriented businesses, including in the animal health and pharmacy markets, her experience with oversight of business strategy and her global business perspective led to the conclusion that she should serve as a member of the Covetrus Board.

Philip A. Laskawy, 78, became a Director in February 2019 and serves as Chairman of the Board. Mr. Laskawy joined the accounting firm of EY LLP (“EY”, formerly known as Ernst & Young LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at EY, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy is currently a Director of Henry Schein, having served on the Board since 2002 and as the Lead Independent Director since 2012. He is currently the Chair of Henry Schein’s nominating and governance committee and is a member of its audit committee. Since 2002, Mr. Laskawy has served as a member of the Board of Directors of Loews Corporation and as a member of its audit committee. Additionally, since 2008, he has served as a member of the Board of Directors of Lazard Ltd. and is Chair of its audit committee and a member of its compensation committee. Mr. Laskawy previously served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae). Mr. Laskawy received a B.A. in Economics from the Wharton School of the University of Pennsylvania. As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy’s exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct led to the conclusion that he should serve as a member of the Covetrus Board.

Ravi Sachdev, 43, became a Director in February 2019. Prior to such appointment, Mr. Sachdev served from July 2015 as a member of the Vets First Choice Board. As a Partner of the private equity firm Clayton, Dubilier & Rice (“CD&R”) since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co., a financial services company. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at

Deutsche Bank Securities, Inc., an investment banking firm, from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev serves on the Board of Directors of Healogics, Inc. and Agilon Health, Inc. He also serves on the Board of Directors of naviHealth, Inc., a private technology enabled health services company. Mr. Sachdev holds a B.A. from the University of Michigan. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. Mr. Sachdev’s 20 years of professional experience in investment banking and private equity, thorough understanding of the financial issues affecting public companies, insights into business valuation and practical orientation with respect to acquisitions and integrations led to the conclusion that he should serve as a member of the Covetrus Board.

Director Compensation

We compensate our non-employee members of our Board of Directors through a mixture of cash and equity-based compensation as set forth in the table below. We only compensate non-employee Directors for their service on our board. A non-employee Director is a member of our Board who is not an employee of our Company or any subsidiary of our Company.

	Lead Director Retainer	Chair Retainer	Other Member Retainer	Annual Equity Award
Board of Directors	$60,000	$90,000	$60,000	$225,000
Audit Committee	—	$30,000	$15,000	—
Compensation Committee	—	$25,000	$12,500	—
Nominating and Governance Committee	—	$15,000	$7,500	—
Strategy Committee	—	$15,000	$7,500	—

A non-employee Director who serves as the chair of a committee will be entitled to the committee chair annual cash retainer for that specific committee, in addition to the non-employee Director annual cash retainer, but will not be entitled to the committee annual cash retainer for serving as a member of that specific committee. A non-employee Director who serves as a non-management chair or lead independent Director will be entitled to the Non-Management Chair or Lead Independent Director annual cash retainer, as applicable, in addition to the non-employee Director annual cash retainer. The Strategy Committee was dissolved in February 2020. See “Committees of the Board of Directors”.

On the date of each annual meeting of our shareholders, each non-employee Director who is continuing as a Director following the date of such annual meeting, or is elected to serve as a Director at an annual meeting, will be granted restricted stock or restricted stock units, as determined by the Compensation Committee, with a fair market value of $225,000, based on the closing price of our common stock on the date of grant. Such awards vest in full on the anniversary of the date of grant. If a non-employee Director is appointed or elected at any time other than an annual meeting, the non-employee Director will be eligible to receive a pro-rated annual equity award, as of the date of his or her appointment or election,

Benjamin Wolin was a non-employee Director of the Company until October 21, 2019 and received compensation for serving in that role. Mr. Wolin then became our interim Chief Executive Officer and an employee of the Company on October 22, 2019, from which point he no longer received compensation as a non-employee Director.

Benjamin Shaw did not qualify as a non-employee Director as he was our Chief Executive Officer while serving as a Director.

Director Compensation Table for Fiscal Year 2019

The following table sets forth a summary of the compensation we paid to our non-employee Directors for service on our Board in 2019.

Name	Fees Earned or Paid in Cash [1]	Restricted Stock Unit Awards [2,3]	Total
Betsy Atkins [4]	$92,500	$225,000	$317,500
Deborah G. Ellinger	$80,000	$225,000	$305,000
Sandra L. Helton	$97,500	$225,000	$322,500
Philip A. Laskawy [5]	$335,000	$225,000	$560,000
Mark J. Manoff	$82,500	$225,000	$307,500
Edward McNamara	$83,150	$225,000	$308,150
Steven Paladino	$67,500	$225,000	$292,500
Ravi Sachdev	$87,500	$225,000	$312,500
David E. Shaw [6]	$352,445	$225,000	$577,445
Benjamin Wolin [7]	$150,000	$225,000	$375,000

[1]	Cash amounts represent the portion of board/committee chair and member retainers earned during our 2019 fiscal year.
[2]

The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our non-employee Directors in 2019. The grant date fair value represents fair market values less par value of $0.01 per share. The fair market value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the closing price of our common stock on Nasdaq on the grant date.

[3]	The RSUs vested in full on February 28, 2020, the one-year anniversary of the date of grant.
[4]	Ms. Atkins resigned from the Board effective September 4, 2019.
[5]	Cash amounts paid to Mr. Laskawy include fees earned in respect of his initial position as Lead Outside Director, including a one-time $200,000 fee earned prior to his appointment as Chairman.
[6]	Mr. Shaw has declined to stand for re-election to our Board at our Annual Meeting.
[7]	Mr. Wolin’s compensation is for his services to the company as a non-employee Director from February 2019 until October 21, 2019, when he became our interim Chief Executive Officer.

As of December 31, 2019, our non-employee Directors held the following vested restricted stock units:

Name	Vested Restricted Stock Units
Deborah G. Ellinger	0
Sandra L. Helton	0
Philip A. Laskawy	0
Mark J. Manoff	0
Edward M. McNamara	0
Steven Paladino	0
Ravi Sachdev	0
David E. Shaw	0
Benjamin Wolin	0

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines for non-employee Directors which are intended to further align their interests with those of our shareholders. Under the guidelines in effect in 2019, our non-employee Directors are expected to hold shares of common stock equal in value to a multiple of four (4) times the amount of the annual cash retainer paid to our non-employee Directors for service on the Board, excluding any cash retainer paid for committee service. The following count towards the achievement of these guidelines:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the non-employee Director or his or her spouse or children;

•	vested restricted stock and restricted stock units; and

•	shares underlying fully vested options.

The Company allows non-employee Directors five (5) years from the date of election to the Board to attain compliance. Each of Mr. Shaw and Mr. McNamara have attained compliance with the guidelines. Each of our other non-employee Directors is on track to achieve compliance within the required period.

In March 2020, our Board of Directors amended the stock ownership guidelines for non-employee Directors by increasing the amount of shares to be held to a multiple of five (5) times the amount of the annual cash retainer paid to our non-employee Directors, excluding any cash retainer paid for committee service. All other provisions of the guidelines pertaining to non-employee Directors remain unchanged.

See the section of this proxy statement entitled “Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management” for more detailed information on the beneficial ownership of our Directors.

Executive Officers

The Board elects our executive officers annually who serve at the discretion of the Board. Our current executive officers and their ages as of March 15, 2020 are as follows:

Name	Age	Position(s) with our company
Benjamin Wolin	45	President and Chief Executive Officer
Erin Powers Brennan	49	Senior Vice President, General Counsel and Secretary
Michael Ellis	61	Executive Vice President and President, Europe and North America
Dustin Finer	51	Chief Administrative Officer
Stuart B. Gleichenhaus	62	Interim Chief Financial Officer
David S. Hinton	59	Executive Vice President and President, APAC and Emerging Markets
Timothy Ludlow	54	Executive Vice President and Chief Transformation Officer
Laura J. Phillips	50	Vice President, Global Controller and Chief Accounting Officer
Anthony C. Providenti	53	Executive Vice President, Corporate Development
Georgina Wraight	45	Executive Vice President and President, Global Technology Solutions

Benjamin Wolin’s biography is set forth above under “Board of Directors.”

Erin Powers Brennan was appointed our Senior Vice President, General Counsel and Secretary in February 2019. From April 2018 until such appointment, Ms. Brennan served as general counsel of Vets First Choice. Prior to joining Vets First Choice, Ms. Brennan was a partner at Morgan, Lewis & Bockius LLP, a law firm, where she worked from September 2013 to April 2018. Ms. Brennan holds a J.D. from Boston College Law School, an M.A. in Law and Diplomacy from the Tufts University Fletcher School of Law and Diplomacy and a B.A. in Government and Latin American Studies from Scripps College.

Michael Ellis was appointed our Executive Vice President and President, Europe and North America in January 2020. From February 2019 until such appointment, Mr. Ellis served as Senior Vice President and President,

Europe. Prior to joining the Company, Mr. Ellis served as Chief Financial Officer—Europe, General Manager and Vice President—Europe, and President—Europe of Henry Schein Animal Health at Henry Schein since April 2009. Mr. Ellis is a qualified Fellow Chartered Management Accountant, FCMA, and has a diploma in Business Studies from Sheffield University.

Dustin Finer was appointed our Chief People Officer in September 2019 and our Chief Administrative Officer in November 2019. Prior to joining the Company, Mr. Finer was Chief Administrative and Internal Operations Officer at TiVo from 2016 to 2018. From 2012 until 2016, Mr. Finer was the Chief Human Resource Officer for Rovi Corporation. Prior to that, from 2009 until 2011, Mr. Finer was with MySpace, initially as the Executive Vice President, Chief Human Resource Officer and most recently as the Executive Vice President, Chief Operations Officer. Mr. Finer holds a J.D. from the University of the Pacific, McGeorge School of Law, and a B.A. from the University of California, San Diego.

Stuart B. Gleichenhaus was appointed the Company’s interim Chief Financial Officer in December 2019. Mr. Gleichenhaus has served as a Senior Managing Director of Corporate Finance at FTI Consulting since 2007. Mr. Gleichenhaus received a B.S. in Engineering from Princeton University and an M.B.A. from Harvard Business School.

David Hinton was appointed our Executive Vice President and President, APAC and Emerging Markets in January 2020. From February 2019 until such appointment, Mr. Hinton served as Senior Vice President and President APAC and Emerging Markets. From April 2016 until February 2019, Mr. Hinton served as Vice President and Managing Director—ANZ, and from January 2011 to April 2016 as Vice President and Managing Director—UK, Ireland and France of Henry Schein Animal Health. Mr. Hinton holds a Post Graduate Diploma in Management Studies, and a Diploma in Marketing from the University of the West of England.

Timothy Ludlow was appointed our Executive Vice President in February 2020, having served as our Senior Vice President and Chief Transformation Officer since February 2019. Prior to such appointment, Mr. Ludlow served from August 2018 as Chief Integration and Transformation Officer and, from March 2015 to August 2018, as Chief Financial Officer of Vets First Choice. From October 2012 to March 2015, Mr. Ludlow served as Chief Financial Officer of Pine State Trading Company, a beverage distribution company, and from April 2008 until September 2012, Mr. Ludlow served as Senior Vice President and Treasurer of C&S Wholesale Grocers. Mr. Ludlow is a qualified UK accountant, FCCA.

Laura J. Phillips was appointed Vice President, Global Controller, and Chief Accounting Officer effective June 2019, having served as Vice President, Accounting for the Company since April 2019. Prior to Covetrus, Ms. Phillips served as Director of Finance Compliance at Google from 2017 until 2019. Prior to that, Ms. Phillips served as Vice President, Corporate Controller of Brown-Forman Corporation from 2014 until 2016. From 2007 until 2014, she served as Assistant Corporate Controller of General Motors. From 2003 until 2007, Ms. Phillips served on the staff of the Public Company Accounting Oversight Board, most recently as the Deputy Chief Auditor. Ms. Phillips holds an M.B.A. from the University of Michigan, Ross School of Business, and a B.S.B.A. in Accounting and Finance from Miami University. Ms. Phillips is a Certified Public Accountant.

Anthony Providenti was appointed our Executive Vice President in February 2020, having served as our Senior Vice President, Corporate Development since February 2019. Prior to such appointment, Mr. Providenti served in a number of positions at Henry Schein since 2003, including Vice President, Corporate Business Development Group, and Vice President, Strategy and Development, Global Animal Health Group. Mr. Providenti holds a J.D. from Fordham University School of Law and a B.S. in Accounting from Lehigh University.

Georgina Wraight was appointed our Executive Vice President and President of Global Technology Solutions, the business formed with the merging of Global Prescription Management and Global Software Services, in January 2020. Prior to this, and from February 2019, Ms. Wraight served as Senior Vice President and President, Global Prescription Management. From August 2018 to February 2019, Ms. Wraight served as President, and from January 2018 to August 2018, as Chief Operating Officer of Vets First Choice. From November 2015 until August 2017, she served as Chief Operating Officer of the Rockport Company, a shoe manufacturer. From September 2012 to November 2015, Ms. Wraight served as Group Chief Financial Officer and then as Chief Operating Officer of Highline United & Modern Shoe Company. Ms. Wraight is a qualified Fellow Chartered Management Accountant (FCMA).

CORPORATE GOVERNANCE

Corporate Governance Overview

We are committed to ensuring high standards of corporate governance. Some examples of this commitment are set forth below:

•	Our Board currently consists of nine members, six of whom are independent Directors within the meaning of Nasdaq’s listing standards.

•	All members of our Board’s committees are independent Directors.

•	Following the 2022 annual meeting, we will have a declassified Board, with each Director elected annually.

•	The positions of Chairman of the Board and Chief Executive Officer are presently separated, allowing our CEO to focus his time and energy on operating and managing the Company.

•	Our Board of Directors performs an annual self-assessment.

•

We have corporate governance guidelines that are published on our website at http://ir.covetrus.com, which among other things, lay out the responsibilities and qualification standards for Directors, the criteria for Director nominations, the Board meeting process, our Directors’ access to officers and employees and independent advisers, and the duties of our Chair and, if applicable, lead independent Director.

•

Our corporate governance guidelines also require our Directors to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company.

•

Our corporate governance guidelines further require that any nominee for Director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation.

•

We have stock ownership guidelines for our CEO, our other executive officers and our non-employee Directors that are described in this proxy statement under “Director Compensation - Stock Ownership Guidelines for Outside Directors” and “Stock Ownership Guidelines.”

•	Our independent Directors hold regularly convened meetings without management present.

•	Independent Directors approve Director nominations and executive officer compensation.

•	Our Audit Committee reviews and approves all related-party transactions.

•	We have a code of business conduct and ethics which our employees are trained on annually.

•	Waivers of our code of business conduct and ethics given to our executive officers or Directors must be approved by our Board of Directors and disclosed publicly.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our shareholders, and a code of business conduct and ethics that applies to all of our employees, officers and Directors. Our corporate governance guidelines and our code of business conduct and ethics can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com.

Our Corporate Governance Documents

• Amended and Restated Certificate of Incorporation • Amended and Restated By-Laws • Corporate Governance Guidelines • Code of Business Conduct and Ethics	• Audit Committee Charter • Nominating & Governance Committee Charter • Compensation Committee Charter • Related Party Transactions Policy

Board Leadership Structure

The Board oversees our Chief Executive Officer and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served.

Our current leadership structure splits the roles of CEO and Chairman, with Mr. Laskawy serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a Director who qualifies as independent under the applicable rules of Nasdaq.

The Board periodically reviews its leadership structure to determine whether the roles of chair and chief executive officer should be separated or combined. The Board believes that the current separation of the chair and chief executive officer roles allows Mr. Wolin to focus his time and energy on operating and managing the Company. Our Board continues to evaluate our leadership structure and may make appropriate changes in the future.

The Chair of the Board presides over meetings of the Board and serves as a liaison between the Directors and management.

Risk Oversight

The Board’s Role

The management of risk is an integral part of Board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate, ethics, and compliance programs, are designed in part to inform management about our material risks. The Board believes that full and open communication between management and the Board are essential for effective risk management and oversight. The Board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our company, including operational, financial, legal, ethics and compliance, regulatory, and strategic risks, among others. The Board and its committees also discuss with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our Company.

While the Board oversees the risk management process, our Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal, ethics and compliance and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee manages risks associated with corporate governance, Board organization, membership and structure.

Director Independence

Six of the nine members of our Board of Directors are “independent” Directors, and all of the Board’s committees are composed entirely of “independent” Directors, as such term is defined in Nasdaq’s listing standards. There are presently no family relationships among any of our Directors and executive officers. Benjamin Shaw, our former CEO, is the son of David Shaw, a Director of the Company since February 2019. Mr. Shaw is not standing for re-election.

The Board determined that the following Directors are “independent”: Deborah G. Ellinger, Sandra L. Helton, Philip A. Laskawy, Mark J. Manoff, Edward McNamara and Ravi Sachdev.

In addition, the Board has determined that the Audit Committee is composed entirely of “independent” Directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation, or otherwise has an affiliate relationship with the Company.

Also, each of the members of the Compensation Committee qualifies as independent under Nasdaq standards and Rule 10C-1 under the Exchange Act. Under these standards, the Board considered that none of the members of the Compensation Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation, and that none has any affiliate relationship with the Company or other relationships that would impair the Director’s judgment as a member of the Compensation Committee.

Board Meetings

Our Board met six times and acted by written consent one time in 2019. The non-management Directors, all of whom are independent, met in an executive session chaired by the Chairman at the conclusion of every regularly scheduled Board meeting and at such other Board and committee meetings as desired by the independent Directors. During 2019, our continuing Directors attended at least 83 percent of the total number of meetings of the Board of Directors and 100% of meetings of committees of the Board of Directors on which he or she served

While we encourage our Directors to attend our annual meetings of shareholders, we do not have a policy requiring their attendance.

Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each committee operates under a charter that has been approved by our Board. Each committee reviews its charter periodically and recommends any proposed revisions to our Board for approval. The charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com. Members of each committee are generally elected by our Board upon recommendation from our Nominating and Governance Committee. Committee meetings may be called by the chair of a committee or our Board chair. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.

The table below provides information regarding membership of Board committees as of the date of this Proxy Statement. Each of the committees is comprised solely of independent Directors, as defined by Nasdaq listing standards. Due to the unprecedented times in which boards of directors are operating, the Board determined to disband the Strategy Committee and to handle by the full Board all matters which otherwise may have been delegated the Strategy Committee.

Independent Director	Audit	Compensation	Nominating and Governance
Deborah G. Ellinger		X	Chair
Sandra L. Helton	Chair		X
Philip A. Laskawy			X
Mark J. Manoff	X		X
Edward McNamara	X	Chair
Ravi Sachdev		X

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:

•	sole responsibility for oversight of the independent auditors’ qualifications, independence and performance;

•	the engagement, retention, and compensation of the independent auditors;

•	reviewing the scope of the annual audit;

•

reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

•	reviewing our risk assessment and risk management processes;

•	ensuring that the Company maintains an effective ethics and compliance program designed to promote an ethical business culture;

•	establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and

•	approving audit and permissible non-audit services provided by our independent auditor.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that each of Ms. Helton, Mr. Manoff and Mr. McNamara is an “Audit Committee financial expert,” as defined under the rules of the SEC and, as such, each satisfies the requirements of Nasdaq’s Rule 5605(c)(2)(A). Each of the members of our Audit Committee is an independent Director as defined under the applicable rules and regulations of the SEC and Nasdaq.

Our Audit Committee met 14 times in 2019.

Compensation Committee

Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee evaluates annually, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also administers our equity compensation plans. For further information about our processes and procedures for the consideration and determination of executive and Director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.

Each of the members of our Compensation Committee is independent under the applicable rules and regulations of the SEC and Nasdaq.

Our Compensation Committee met seven times and acted by written consent four times in 2019.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, the identification, evaluation and nomination of Director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Governance Committee oversees our corporate governance guidelines, approves our committee charters, contributes to succession planning, and periodically reviews our organizational documents. It was determined in December 2019, that the Nominating and Governance Committee would also exert oversight of the Company’s environmental, social and governance activities and initiatives.

Each of the members of our Nominating and Governance Committee is independent under the applicable rules and regulations of Nasdaq.

Our Nominating and Governance committee met seven times and acted by written consent one time in 2019.

Director Nomination Process

The process followed by our Nominating and Governance Committee to identify and evaluate Director candidates consists of reviewing recommendations from members of our Board, search firms that we engage from time to time, and others (including shareholders) and evaluating biographical and background information relating to potential candidates.

In considering whether to recommend a particular candidate for inclusion on our Board’s slate of recommended Director nominees, including existing Directors, our Nominating and Governance Committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a Director, as well as the diversity of our Board and conflicts of interest that would impair the candidate’s ability to act in the interests of all shareholders. Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the Nominating and Governance Committee will review with the Board the requisite skills and criteria for new Board members as well as the composition of the Board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the Board. Our Nominating and Governance Committee treats diversity as one of the criteria to be considered by the Committee but has not adopted any formal or informal diversity policy. Our Nominating and Governance Committee believes that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Our Nominating and Governance Committee monitors the qualification, composition and diversity of our Board through the Board evaluation process.

Our Amended and Restated By-Laws require shareholders to provide notice to the Company of the nomination of Directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting.

If the Annual Meeting concludes as scheduled on May 13, 2020, notice of any nomination of Directors for election at the 2021 annual meeting of shareholders must be received no earlier than January 12, 2021 and no later February 12, 2021.

Our Amended and Restated By-Laws further require a shareholder proposing a Director nomination to accompany the request with certain additional information concerning the shareholder and the nominee(s) proposed, including biographical and stock ownership information of the proponent shareholder and the nominee(s) and any arrangements and understandings between the proponent shareholder and any other person with respect to our common stock, and any other information relating to the proponent shareholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act. Shareholders may recommend an individual to our Nominating and Governance Committee for consideration as a potential Director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.

If appropriate biographical and background material has been provided on a timely basis, our Nominating and Governance Committee evaluates shareholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our Board decides to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Board Evaluation

Our Nominating and Governance Committee leads the Board in an annual evaluation of its performance as a Board of Directors. Our corporate governance guidelines provide that the Board from time to time evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. In 2019, the Board conducted a formal evaluation process to monitor the needs of the Company and ensure that its composition reflects those needs.

Related Person Transaction Policy

Our Board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our Company or any of its subsidiaries is a participant, the amount involved will, or may be expected to, exceed $120,000 and one of our executive officers, Directors, or 5% shareholders (or their immediate family members), whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter such a transaction, arrangement or relationship, which we refer to as a “interested transaction,” he or she must report the proposed interested transaction to the Chair of the Audit Committee. The policy calls for the proposed interested transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our Audit Committee may ratify the interested transaction. Any interested transactions that are ongoing in nature will be reviewed annually by the Audit Committee.

An interested transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

(i)	whether the interested transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

(ii)	whether there are any compelling business reasons for the Company to enter the interested transaction and the nature of alternative transactions, if any;

(iii)	whether the interested transaction would impair the independence of an otherwise independent Director or nominee for Director; and

(iv)	the extent of the related party’s interest in the transaction.

Our Audit Committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our Company’s best interests. During 2019, there were no related person transactions proposed or required to be disclosed.

Communication with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by our shareholders and will respond if and as appropriate. Our Chairman, with the assistance of our General Counsel, is primarily responsible for communications with shareholders and for providing copies or summaries of those communications to our other Directors. Shareholders who wish to send communications to our Board of Directors should address those communications to the Board of Directors, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.

Anti-Hedging and Pledging Policy

Pursuant to our Insider Trading Policy, we prohibit our employees and members of the Board from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees and members of the Board from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Executive Compensation – Compensation Discussion and Analysis

Where We Are Today

As a recently formed and publicly listed company in 2019, delivering sustainable growth and value for shareholders is a top priority. With those goals in mind, we remain focused on our core strengths and streamlining operations for growth and margin expansion. In addition, we are committed to operational efficiency and increasing balance sheet flexibility as we continue to drive forward our global transformation and integration efforts.

In 2019, we made significant strides in the transformation of our business. Since our formation, we have made progress establishing a corporate infrastructure, including the people and the technology necessary to support finance, human resources, information technology, and legal capabilities, among other functions, across Covetrus. We have also made sizable investments in our portfolio of software solutions and our technology-enabled prescription management platform in our effort to improve customer service and workflow and to deliver deeper integration and coordination between our prescription management and software solutions businesses. In addition, we implemented several changes to strengthen our senior management team.

As a Company, we are dedicated to continuing to build trust with our shareholders, especially as our business evolves at a rapid pace. During 2019, the Compensation Committee sought to ensure that our executive compensation program effectively balances competitive market practices, shareholder expectations, best-practice governance standards and our business strategy. As part of this process, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), a leading independent compensation consulting firm, in November 2019 to help provide ongoing guidance on how we can continue to enhance our executive compensation program in 2020 and beyond.

It is the intent of the management team and the Compensation Committee to evaluate and develop our go-forward compensation philosophy and strategy for 2020 and beyond to ensure alignment with our business and talent strategies, as well as our evolving culture. This review will help determine what form(s) of compensation to use, how much to pay our executives, and the degree, and appropriate alignment, of performance-orientation to have in our program overall.

This Compensation Discussion and Analysis (“CD&A”) provides information for fiscal 2019 regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our Named Executive Officers (“NEOs”) listed below:

Name	Position
Benjamin Wolin [1]	President and Chief Executive Officer
Stuart B. Gleichenhaus [2]	Interim Chief Financial Officer
Dustin Finer	Chief Administrative Officer
Georgina Wraight	Executive Vice President and President, Global Technology Solutions
Benjamin Shaw [1]	Former President and Chief Executive Officer
Christine T. Komola [3]	Former Executive Vice President, Chief Financial Officer
Matthew J. Leonard [4]	Former Executive Vice President, President North America and Global Supply Chain Officer

[1]

The Board of Directors appointed Benjamin Wolin as the Company’s acting President and Chief Executive Officer, effective October 21, 2019. Mr. Wolin succeeds Ben Shaw, who resigned as President and Chief Executive Officer, and as Director of the Company, effective October 21, 2019. Details of Mr. Shaw’s separation agreement are provided on page 34.

[2]

On December 13, 2019, the Company entered into an engagement letter with FTI Consulting (the “Engagement Letter”) and the Board appointed Stuart B. Gleichenhaus as the Company’s interim Chief Financial Officer, effective December 16, 2019. Mr. Gleichenhaus replaced Christine Komola, who resigned as Chief Financial Officer effective December 16, 2019. Mr. Gleichenhaus is not an employee of the Company and will not receive any compensation directly from the Company. Please see “Agreement for Services of Stuart B. Gleichenhaus” on page 27 of this Proxy Statement for details.

[3]

On December 16, 2019, Ms. Komola stepped down as Chief Financial Officer, and transitioned into an advisory role. Ms. Komola’s last day with the Company was January 15, 2020. Details of her separation agreement are provided on page 34.

[4]

On January 7, 2020, Mr. Leonard stepped down as Executive Vice President, President North America and Global Supply Chain Officer, and transitioned into an advisory role. Mr. Leonard’s last day with the Company is April 8, 2020. Details of his separation agreement are provided on page 34.

What Guides Our Program

Compensation Philosophy and Objectives

Our compensation philosophy aims to achieve the following:

•	Attract, retain, and motivate superior executive talent;

•	Align executives with our long-term vision and growth strategy;

•	Ensure line-of-sight to our key performance measures and results;

•	Promote internal equity in a transparent and sustainable manner; and

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value.

Elements of Executive Compensation

Our compensation philosophy is supported by the following principal pay elements:

Element	Form	Purpose/How it Links to Performance
Base Salary	Cash (Fixed)

•  Provides a competitive fixed rate of pay relative to similar positions in the market, and enables the Company to attract and retain critical executive talent

•  Based on job scope, level of responsibilities, individual performance, experience, and market levels

Annual Incentives	Cash (Variable)	• Focuses executives on achieving annual financial goals that drive long-term shareholder value

Long-Term Incentives	Equity (Variable)	• Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive shareholder value creation and support the Company’s retention strategy of key executives

Compensation Mix

In accordance with our pay-for-performance philosophy, the charts below illustrate the target annual total direct compensation (base salary, target annual incentive opportunity and the grant date fair value of long-term equity-based incentives awarded in 2019) of our current CEO and the other current NEOs for fiscal 2019.

Our Compensation Practices and Policies

We believe the Company’s practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do	What We Don’t Do
✓ Heavy emphasis on variable pay	X No excise tax gross ups
✓ Double-trigger change-in-control provisions	X No guaranteed bonuses
✓ Stock ownership guidelines	X No excessive perquisites
✓ Independent compensation consultant	X No option repricing
✓ Risk assessment	X No hedging or pledging

How We Determine Executive Compensation

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our executive officers. The Compensation Committee is comprised of independent, non-employee Directors. The Committee works very closely throughout the year with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program. The Compensation Committee makes all final compensation and equity award decisions regarding our executive officers, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee charter, which may be accessed at our website at http://ir.covetrus.com.

The Compensation Committee oversees our executive compensation programs with advice from its independent compensation consultant. We generally establish the performance targets for our executive officers during the first quarter of each fiscal year based on our annual operating plan, which is reviewed by our Board of Directors at that time. Our operating plan reflects what management and the Board of Directors believe is achievable if we successfully execute our operational strategies. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also consider published industry survey and peer group data and reflect the individual performance of each executive officer.

The Role of Management

Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members can vote on decisions regarding non-CEO executive officer compensation. The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2019 compensation for our CEO. In accordance with Nasdaq rules, our CEO was not present when his compensation was being discussed or approved and did not vote on executive compensation matters, and neither he nor other members of management attended executive sessions of the Compensation Committee.

The Role of the Independent Compensation Consultant

Per the Compensation Committee’s charter, the Compensation Committee has the authority to retain an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of Company programs. For 2019, the Compensation Committee engaged Radford as its independent compensation consultant for matters related to executive compensation. The nature and scope of the assignments for Radford for 2019 regarding executive compensation included:

•	Reviewing our peer group to determine the appropriateness of its composition;

•	Preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data;

•	Providing input on structuring of incentive-based awards; and

•	Advising on regulatory changes and their potential impact on our executive compensation programs.

Radford was retained through November 2019. In November 2019, the Compensation Committee engaged Pearl Meyer to serve as its independent compensation consultant and to provide advice regarding executive and director compensation matters for 2020.

The Compensation Committee has conducted independence assessments of both Radford and Pearl Meyer in accordance with SEC and Nasdaq rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by Radford or Pearl Meyer that would prevent them from serving as independent consultants to the Compensation Committee. Radford and Pearl Meyer reported directly to the Compensation Committee and did not provide any additional services to management. The Compensation Committee reviewed its engagements with Radford and Pearl Meyer and believes there are no conflicts of interest between these firms and the Compensation Committee or the Company.

Market Data and Peer Group Analysis

For purposes of comparing our executive compensation program with market practices, our Compensation Committee, with the assistance of its Compensation Consultant, reviewed executive compensation benchmarks from an identified peer group of publicly traded companies. We refer to the group of identified companies as the “Covetrus Peer Group.”

Our Compensation Committee will continue to review the companies in the Covetrus Peer Group to confirm that they remain appropriate benchmarks. During its review, the Compensation Committee will seek, when practical, to maintain consistency in the peer group from year to year.

The Compensation Committee analyzed each company in the Covetrus Peer Group to ensure that it generally fits our selection criteria and that the Peer Group’s financial summary statistics (the median in particular) are generally aligned with our current size operating profile and business focus. In recognition of the Company’s current annual revenue, valuation, and diverse lines of business, we focused on companies offering comparable services and products, that are of a comparable size with respect to revenue and market capitalization. As a result of its review, the Compensation Committee has identified a peer group of 16 companies consisting of the following:

Animal Health
Catalent	IDEXX Laboratories
Elanco Animal Health	Zoetis

Supply Chain
DENTSPLY SIRONA	Premier
Henry Schein	Quest Diagnostics

Health IT
Allscripts Healthcare Solutions	Medidata Solutions
Cerner	Teladoc Health
Citrix Systems	Veeva Systems
WEX	Health Equity

In addition to reviewing the executive compensation practices of companies in the Covetrus Peer Group, our Compensation Committee, with the assistance of Radford, also reviewed executive compensation from published industry surveys for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”

Our Compensation Committee reviews all such market pay data for our executives to establish base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity-based awards) that are within a reasonably competitive range. Our Compensation Committee uses target percentiles from the Covetrus Peer Group and published industry survey data as one factor when setting the compensation of our executive officers, but also considers the experience, performance levels and potential performance levels of the executive officer, challenges facing the Company and changes in duties and responsibilities. Our Compensation Committee believes that if an executive officer contributed to the achievement of performance goals established by the Compensation Committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the Compensation Committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels — rather, they are used as a market reference.

The 2019 Executive Compensation Program in Detail

Base Salaries

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers each executive’s position and level of responsibility within the Company, length of service, experience, expertise, knowledge and qualifications, market factors, and the industry in which we operate and compete for talent.

The Compensation Committee approved annual base salary rates for our NEOs as follows:

	Base Salary
Name	2019	2020
Benjamin Wolin [1]	$835,000	$1,000,000
Dustin Finer [2]	$425,000	$480,000
Georgina Wraight [3]	$400,000	$550,000
Benjamin Shaw [4]	$835,000	—
Christine T. Komola [4]	$650,000	—
Matthew J. Leonard [4]	$650,000	—

[1]	Mr. Wolin’s base salary was adjusted from $835,000 to $1,000,000 in March 2020 in connection with his appointment as Chief Executive Officer.
[2]	Mr. Finer’s base salary was adjusted from $425,000 to $480,000 in November 2019 in connection with his promotion to Chief Administrative Officer.
[3]	Ms. Wraight’s base salary was adjusted from $400,000 to $550,000 in November 2019 in connection with her promotion to Executive Vice President and President, Global Technology Solutions.
[4]	See Separation Agreements with our Terminated NEOs

Agreement for Services of Stuart B. Gleichenhaus

On December 11, 2019, the Board appointed Stuart B. Gleichenhaus as the Company’s Interim Chief Financial Officer, effective December 16, 2019. On December 13, 2019, the Company entered into an engagement letter with FTI Consulting (the “Engagement Letter”) for the provision of Mr. Gleichenhaus as Interim Chief Financial Officer effective December 16, 2019. Pursuant to the Engagement Letter, the Company will pay $2,100,000 to FTI Consulting on an annual basis for Mr. Gleichenhaus’ services. Mr. Gleichenhaus replaced Christine Komola, who resigned as Chief Financial Officer effective December 16, 2019. Mr. Gleichenhaus is not an employee of the Company and does not receive any compensation directly from the Company.

Annual Incentive Plan

The 2019 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual bonus payouts depend on the achievement of pre-established financial performance objectives and can range from 0% to 200% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considered market data in setting target award amounts.

Our 2019 Annual Incentive Plan measured performance against three key measures: Consolidated Sales, Consolidated Adjusted EBITDA and Consolidated Modified Cash Flow. Performance measures are generally established in the first quarter of each year based on our annual operating plan and what the Compensation Committee believes is a challenging level of performance that the Company could achieve if the operational strategies are successfully executed. The Compensation Committee believes that these performance measures correlate strongly with shareholder value and that using a combination of metrics provides a more effective way to measure our executive team’s ability to create sustainable EBITDA growth and successfully manage our liquidity. Consolidated Sales measures top-line growth, Adjusted EBITDA measures profitability and Modified Cash Flow measures our financial flexibility at a time during which our Board and our shareholders are focused on liquidity. When our Compensation Committee approved the 2019 Annual Incentive Plan, it believed each of the target levels was aggressive, but achievable, based on the Company’s annual operating plan for 2019.

The following table shows the financial performance necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results for 2019:

Performance Metric	Weight	Performance Range (Millions)			Actual Results
		Threshold (50%)	Target (100%)	Maximum (200%)
Consolidated Sales	33.0%	$3,859.2	$4,194.8	$4,404.6	$3,994.9
Consolidated Adjusted EBITDA [1]	34.0%	$186.5	$268.3	$311.2	$207.0
Consolidated Modified Cash Flow [2]	33.0%	$180.7	$200.8	$226.9	$214.5

[1]

Adjusted EBITDA, a non-GAAP measure, is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and, for purposes of the Annual Incentive Plan, normalized for the impact of foreign exchange fluctuations.

[2]

Modified Cash Flow, a non-GAAP measure, is defined as operating cash flow less capital expenditures where operating cash flow excludes certain non-operating charges such as restructuring, mergers and acquisitions, and management change expenses (among others charges).

The actual award payout for each NEO is calculated by multiplying the target award opportunity, prorated for the duration of period worked in his or her position, by the percentage of performance achieved for each component, then multiplying this amount by the relative weighting of each component. For performance in between threshold and target, or in between target and maximum, payouts are interpolated. If threshold levels of performance are not achieved, no awards are paid for that component.

Performance Metrics	Weight	Achievement	Payout%
Sales	33%	95.2%	70.2%
Adjusted EBITDA	34%	77.2%	0.0%
Modified Cash Flow	33%	106.8%	142.7%

	100%

The target bonus, the relative weightings assigned to each component, and the calculation of the amounts earned under the 2019 Annual Incentive Plan for each NEO, is set forth in the table below:

Name	Target Annual Incentive Opportunity (as a % Base Salary)	Total Award Earned (as % of Target)	Total Award Paid ($)
Benjamin Wolin [1]	N/A	N/A	N/A
Stuart Gleichenhaus [2]	N/A	N/A	N/A
Dustin Finer [2]	63%	70.3%	$61,412
Georgina Wraight [3]	62%	70.3%	$185,218
Benjamin Shaw [4]	100%	70.3%	$672,575
Christine T. Komola [4]	75%	70.3%	$342,502
Matthew J. Leonard [4]	75%	70.3%	$342,502

[1]	Mr. Wolin was not eligible for an annual incentive award in 2019.
[2]

Mr. Gleichenhaus is not an employee of the Company and does not receive any compensation directly from the Company. Please see “Agreement for Services of Stuart B. Gleichenhaus” on page 27 of this Proxy Statement for details of the Company’s engagement letter with FTI Consulting.

[3]

Mr. Finer was appointed our Chief People Officer on September 23, 2019 and was promoted to Chief Administrative Officer on November 1, 2019. As such, his target annual incentive opportunity was prorated based on each position served in fiscal year 2019.

[4]

Ms. Wraight was promoted to Executive Vice President and President, Global Technology Solutions on November 12, 2019. As such, her target annual incentive opportunity was prorated based on each position served in fiscal year 2019.

[5]	Former executives with fiscal year 2019 payouts as reflected in their separation agreements.

Long-Term Equity Incentive Compensation

Our executive officers are eligible to participate in our long-term equity incentive compensation program, which is designed to motivate our executives to achieve long-term performance goals and to ensure goal alignment with our shareholders. Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers.

Generally, our Compensation Committee awards equity-based awards to our executive officers when they join the Company, are promoted, in recognition of performance and to support our retention objectives. The Compensation Committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and the need to retain qualified officers. The Compensation Committee also considers compensation for similar roles based on the Covetrus Peer Group and published industry survey data.

For the 2019 fiscal year, approximately 50% of equity awards granted to our NEOs were in the form of stock options and approximately 50% were in the form of time-based restricted stock units (‘‘RSUs’’). The Compensation Committee believes that using stock options and time-vesting equity vehicles reinforces both performance and retention of executives while aligning their interests with those of our shareholders. The following chart summarizes the components of our equity awards:

Award Type	Weight	Overview
Stock Options	50%

Stock options provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive shareholder value creation because they only provide value to the NEOs if the price of the Company’s stock appreciates over time. Specifically, the value of the award depends on the price of Covetrus common stock in the future as compared to the exercise price of the options granted. There can be no assurance that any value will be realized.

Stock options vest in three equal annual installments.

RSUs	50%

RSUs are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.

RSUs vest in three equal annual installments.

Further details of the awards granted to our executive for fiscal year 2019 are found in the Grant of Plan Based Awards table shown on page 38.

As noted previously, our Company was recently formed and became a publicly listed organization in 2019 and worked through certain organizational changes. As a result, the Company had difficulty in establishing appropriate performance targets for our year of inception. It is the intent of the management team and the Compensation Committee to evaluate and develop our go-forward compensation philosophy and strategy, including the use of both short- and long-term performance objectives in our various incentive plans.

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

Our executive officers are subject to stock ownership guidelines, which were designed to further align their interests with those of our shareholders. These guidelines are also designed to encourage our executive officers to manage the Company from an owner’s perspective. Our stock ownership guidelines for our executive officers were amended in March 2020, and while they continue to be determined as a multiple of the executive officer’s base salary, they have been enhanced to provide greater holding requirements and additional restrictions on disposition, as follows:

Position	Guideline
Chief Executive Officer	Five (5) times annual base salary
Executive Vice Presidents	Three (3) times annual base salary
Other Executive Officers	Two (2) times annual base salary

The following count towards the achievement of these guidelines:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the executive or his/her spouse and/or children;

•	vested restricted stock and restricted stock units; and

•	shares underlying fully vested, but unexercised in the money stock options.

Executive officers have five (5) years from the date of hire to attain compliance with the stock ownership guidelines. Each of our NEOs is on track to achieve compliance within the required period.

Anti-Hedging and Pledging Policy

Pursuant to our Insider Trading Policy, we prohibit our employees, including the NEOs, and members of the Board from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees, including the NEOs, and members of the Board from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Other Benefits and Perquisites

Our U.S.-based executive officers are eligible to participate in all U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 20 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match 100% on the first 3% of the employee contributions to our 401(k) plan up to a maximum of 5% of the participating employee’s eligible compensation, resulting in a maximum company match of 4% of the participating employee’s eligible compensation, subject to certain additional statutory limitations. We also offer an employee stock purchase plan for U.S. based employees that allows participants to purchase shares of our common stock at a 15% discount to the market price, determined pursuant to the plan. Our non-U.S. based executive officers are entitled to such employee benefits as statutorily prescribed in their home countries and to certain other market prevalent practices.

Other executive benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with hiring a new executive officer, we have reimbursed our executive officers for reasonable relocation expenses, associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract such individuals to join our company and are consistent with market practices.

None of our NEOs are entitled to tax gross-up payments for payments and benefits provided to them under the terms of their employment agreements.

Risk Assessment

It is our belief that a majority of an NEO’s total compensation should be variable compensation, meaning it should be tied to the Company’s financial performance. However, because incentives play a large role in our compensation program, we strive to ensure that they do not result in actions that may conflict with the long-term best interests of the Company and our shareholders. Therefore, the Compensation Committee evaluates our plans and policies (applicable to executive officers and employees) for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount and approved by the Compensation Committee; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our shareholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual cash-based incentive and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus, and (iii) review and approval of final awards by our Compensation Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Employment and Severance Agreements with our NEOs

Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. Our Compensation Committee believes that the severance and change of control benefits offered are appropriate to properly retain the executive during a change in control process. Our Company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the Company, including non-competition and non-solicitation provisions, as a condition to receiving severance or change in control benefits. Our Compensation Committee believes these arrangements also protect shareholder interests by enhancing our executive officer’s focus during a potential or actual change in control by providing incentives to the executive officer to remain with the Company despite uncertainties about their future role at the Company while a transaction is under consideration or pending.

Pursuant to their employment agreements, none of our executive officers are entitled to tax gross-ups or gross-ups for golden parachute payments or for non-qualified deferred compensation. Material terms of the employment agreement with each NEO are as follows:

Benjamin Wolin’s Employment Agreement. The Company and Mr. Wolin entered into an agreement, effective March 20, 2020, to reflect Mr. Wolin’s appointment as full-time President and Chief Executive Officer. This agreement supersedes Mr. Wolin’s initial employment agreement for his position as interim Chief Executive Office, which was effective as of October 21, 2019. Mr. Wolin’s agreement continues until terminated in accordance with its terms and entitles him to an annual base salary of $1,000,000 and an annual target bonus opportunity equal to 100% of base salary. If Mr. Wolin is terminated by us without cause or resigns for good reason, Mr. Wolin is entitled to receive continued base salary for 18 months, a pro-rated annual bonus, and continued COBRA coverage for 18 months. In addition, a portion of any performance based equity awards which would have vested if the vesting period for such awards ended on the date of termination, based upon the actual level of performance through the termination date, vest immediately prior to the termination date, and any time-based vesting equity awards will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination the agreement. The agreement also provides that if Mr. Wolin’s employment is terminated by the Company without cause, or by him for good reason, within three months before, or 24 months after, a change in control of the Company, Mr. Wolin will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned the preceding year, 18 months base salary, plus a pro-rata portion of his bonus at target level for the year of termination, each paid in a lump sum, and COBRA coverage for a period of eighteen months. In addition, a portion of any performance based equity awards shall vest immediately prior to the termination date with such pro-rata portion to be determined by a formula based on the length of Mr. Wolin’s employment through the termination date and any unvested time-based vesting equity awards will accelerate and become fully vested.

Dustin Finer’s Employment Agreement

Mr. Finer’s employment agreement governs the terms and conditions of his employment as our Chief Administrative Officer. Mr. Finer’s employment agreement entitles him to an annual base salary of $480,000 and an annual target bonus opportunity of 75% of annual base salary. If Mr. Finer is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Finer is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for

12 months. The agreement also provides that if Mr. Finer’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.

Georgina Wraight’s Employment Agreement

Ms. Wraight’s employment agreement governs the terms and conditions of her employment as our Executive Vice President and President, Global Technology Solutions. Ms. Wraight’s employment agreement entitles her to an annual base salary of $550,000 and an annual target bonus opportunity of 75% of annual base salary. If Ms. Wraight is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Wraight is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for 12 months. The agreement also provides that if Ms. Wraight’ s employment is terminated by the Company without cause, or by her for good reason, within two months before, or 12 months after, a change in control of the Company, she is entitled to receive a multiple of one time her base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.

Matthew J. Leonard’s Employment Agreement

Mr. Leonard’s employment agreement governed the terms and conditions of his employment as Executive Vice President, President, North America and Global Supply Chain Officer. See Separation Agreements with our Terminated NEOs. Mr. Leonard’s employment agreement entitles him to an annual base salary of $650,000 and an annual target bonus opportunity of 75% of annual base salary. If Mr. Leonard is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Leonard is entitled to receive continued base salary for 18 months, a pro-rated annual bonus, and continued COBRA coverage for 18 months. In addition, any time-based vesting equity awards will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for the 24-month period after the date of termination. The agreement also provides that if Mr. Leonard’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change of control in the Company, he is entitled to receive (i) a multiple of one and one-half times the sum of (x) his then base salary, and (y) his target bonus opportunity, paid in accordance with the Company’s standard payroll, (ii) COBRA coverage for 18 months, and (iii) the acceleration of all unvested equity.

Terms Applicable to All Employment Agreements with NEOs

The employment agreements described above contain restrictive covenants pursuant to which the named executive officers have agreed to refrain from competing with us or soliciting our employees or customers for, in the case of Mr. Wolin, an 18-month period following Mr. Wolin’s termination of employment and, in the case of the other named executive officers, a 12-month period following the executive’s termination of employment.

Payments and benefits under the employment agreements are reduced to the maximum amount that does not trigger the excise tax under Internal Revenue Code sections 280G and 4999 unless the named executive officer would be better off (on an after-tax basis) if the named executive officer received all payments and benefits and paid all excise and income taxes.

For purposes of the employment agreements:

•

“cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.

•

“good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary; (iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.

•	“change in control” has the meaning set forth in our 2019 Omnibus Incentive Compensation Plan.

Separation and Release Agreements with our Terminated NEOs

Benjamin Shaw. Mr. Shaw resigned his position with the Company effective October 21, 2019. In connection with such separation, the Company and Mr. Shaw entered into a separation and release agreement pursuant to which Mr. Shaw is entitled to receive severance equal to 24 months of Mr. Shaw’s base salary of $1,670,000, payable in accordance with the Company’s standard payroll practices, and a prorated annual bonus of $672,575. Mr. Shaw also is also entitled to receive continued health insurance coverage through the earlier of 18 months or the date upon which Mr. Shaw is provided medical benefits from any source other than the Company. In addition, Mr. Shaw’s outstanding equity awards were 100% vested effective as of October 21, 2019. Mr. Shaw’s agreement contains a customary release and his arrangement includes customary post-closing restrictive covenants.

Christine T. Komola. On January 15, 2020, as part of organizational changes within the Company, the Company entered into a separation and release agreement with Ms. Komola. Pursuant to the agreement, Ms. Komola will receive (i) severance equal to 18 months of her base salary of $975,000, payable in accordance with the Company’s standard payroll practices; (ii) an annual bonus for fiscal year 2019 of $342,502; (iii) an annual bonus for fiscal 2020, pro-rated through the her termination date ($20,034); and (iv) certain other payments relating to health insurance coverage, tax planning, outplacement and relocation services, with the Company paying the taxes so as to be tax neutral to Ms. Komola. In addition, the vesting of the portion of Ms. Komola’s outstanding equity awards that would have vested over the two-month period commencing on her last day of employment were accelerated and vested effective as of January 15, 2020. The agreement contains a customary release and customary restrictive covenants.

Matthew J. Leonard. On January 7, 2020, as part of organizational changes within the Company, Mr. Leonard stepped down as the Company’s Executive Vice President, Global Supply Chain Officer and President, North America, and transitioned to an advisory role. Mr. Leonard’s last day with the Company will be April 8, 2020. The Company and Mr. Leonard entered into a separation and release agreement which provides that Mr. Leonard will be entitled to receive (i) 18 months of his base salary, paid in accordance with the Company’s standard payroll practices, (ii) an annual bonus for fiscal year 2019 of $342,502, (iii) a pro-rated annul bonus for 2020, (iv) a payment of $10,000 for financial, tax and legal planning, and (v) a payment equal to the employer contribution to Mr. Leonard’s health insurance coverage for a period of 18 months. In addition, the portion of Mr. Leonard’s equity awards that would, but for his separation from the Company, vest over the 24-month period commencing on the termination date, shall vest in full on his termination date. Mr. Leonard’s agreement contains a customary release and customary restrictive covenants.

Tax and Accounting Considerations

In structuring our executive compensation programs, our Compensation Committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.

Section 162(m) provides that a public company may not deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year. Prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this deduction limitation did not apply to certain “performance-based compensation” within the meaning of Section 162(m) and related guidance. However, the Tax Act eliminated the “performance-based compensation” exemption for tax years beginning after December 31, 2017. In addition, the Tax Act significantly expanded the definition of “covered employees” under Section 162(m), such that after December 31, 2017, all of our named executive officers (including our chief financial officer) are subject to the limitation on deductibility under Section 162(m).

Our Compensation Committee has not adopted a policy requiring all executive compensation to be fully deductible. However, the limitation on deductibility imposed by Section 162(m) is one of the considerations we take into account in designing our executive compensation programs. Our Compensation Committee reserves the right to use its judgment to authorize compensation payments that are not deductible by reason of the Section 162(m) limitation when it believes these payments are appropriate. Neither the company nor the Compensation Committee warrants that any compensation payable to an executive or other employee will be deductible.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE

Edward McNamara (Chair)

Deborah G. Ellinger

Ravi Sachdev

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs during 2019. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position	Salary [1]	Bonus [2]	Stock Awards [3]	Option Awards [4]	Non-Equity Incentive Plan Compensation [5]	All Other Compensation [6]	Total
Benjamin Wolin President and CEO	$164,712	$0	$3,500,000	$0	$0	$25,500	$3,690,212

Dustin Finer Chief Administrative Officer	$124,315	$0	$1,000,000	$0	$61,412	$25,002	$1,210,729

Georgina Wraight Executive Vice President and President, Global Technology Solutions	$378,494	$0	$300,001	$300,001	$185,218	$25,088	$1,188,802

Benjamin Shaw Former President and CEO	$587,932	$0	$1,750,000	$1,750,000	$672,575	$11,622	$4,772,129

Christine Komola Former Executive Vice President, Chief Financial Officer	$584,110	$0	$2,000,000	$750,000	$342,502	$21,543	$3,698,155

Matthew Leonard Former Executive Vice President, President North America and Global Supply Chain Officer	$477,260	$75,000	$3,000,015	$1,499,985	$274,000	$31,883	$5,358,143

[1]	The amounts reflect the base salary paid to the NEOs during the fiscal year.
[2]	The amount reflects a sign on bonus paid to Mr. Leonard in connection with the execution of his employment agreement.
[3]	See the tables below “Outstanding Equity Awards at 2019 Fiscal Year End” for details on vesting of the awards.
[4]	See the tables below “Outstanding Equity Awards at 2019 Fiscal Year End” for details on vesting of the awards.
[5]	The amounts reflect bonus payments to our NEOs under the 2019 Annual Incentive Plan. See Annual Incentive Plan.

[6]	All Other Compensation: Includes the following for each of the NEOs:

Name	Health Allowance	Housing Allowance	Perks (financial planning, tax, legal costs)	Pension Allowance/ 401(k) Match	Family Private Healthcare Insurance	Life Insurance with Death Benefit
Benjamin Wolin	$10,500	$15,000	$0	$0	$0	$0
Dustin Finer	$0	$22,500	$0	$0	$2,439	$63
Georgina Wraight	$0	$0	$0	$11,200	$13,544	$344
Benjamin Shaw	$0	$0	$0	$11,200	$141	$281
Christine Komola	$0	$0	$10,000	$11,200	$0	$343
Matthew Leonard	$0	$0	$10,000	$11,200	$10,203	$480

Grants of Plan Based Awards for Fiscal Year 2019

The following table sets forth information regarding all plan-based grants to our NEOs during the fiscal year ended December 31, 2019. The equity awards to our NEO’s shown below were granted under our 2019 Omnibus Incentive Compensation Plan.

Name	Grant Date		All other stock awards: Shares of stock or units (#)	All other option awards: Securities underlying options (#)		Exercise of base price of option awards ($/Sh)	Grant date fair value of stock and option awards [1]
Benjamin Wolin	Multiple dates	[2]	361,396				$3,849,973

	Total:		361,396				$3,849,973
Dustin Finer	9/23/2019		77,821				$1,000,000

	Total:		77,821				$1,000,000
Georgina Wraight	2/27/2019			23,624		$37.47	$300,025
	Multiple dates	[3]		98,192	[4]	$8.60	$3,480,906
	2/27/2019		8,006				$299,985

	Total:		8,006	23,624			$4,080,916
Benjamin Shaw	2/27/2019			137,809		$37.47	$1,750,174
	2/7/2019			70,575	[4]	$3.16	$2,501,884
	2/7/2019			343,674	[4]	$5.67	$12,183,243
	2/7/2019			34,366	[4]	$7.83	$1,218,275
	2/27/2019		46,704				$1,749,999

	Total:		46,704	137,809			$19,403,575
Christine T. Komola	2/27/2019			59,061		$37.47	$750,075
	2/27/2019		53,376				$1,999,999

	Total:		53,376	59,061			$2,750,073
Matthew J. Leonard	4/8/2019			136,972		$32.66	$1,499,843
	4/8/2019		91,860				$3,000,148

	Total:		91,860	136,972			$4,499,991

[1]	The amounts reported represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and may not correspond to the actual value that will be realized by the executive.
[2]

Multiple dates include shares awarded when Mr. Wolin was a member of our Board of Directors. On February 28, 2019, Mr. Wolin was awarded 6,288 shares with a grant date fair value of $225,000 and on September 4, 2019 he was awarded 9,259 shares with a grant date fair value of $125,000.

[3]	Multiple date awards converted include grant dates on September 27, 2019, September 27, 2019, March 3, 2019 and March 4, 2019.
[4]	Awards at conversion.

Outstanding Equity Awards at 2019 Fiscal Year End

The following tables set forth information regarding the outstanding equity awards held by each of the our NEOs at December 31, 2019.

Name		Option awards				Stock awards
	Grant Date	Securities underlying unexercised options (#) exercisable	Securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Benjamin Wolin	2/28/2019					6,288	$83,002
Benjamin Wolin	9/4/2019					9,259	$122,219
Benjamin Wolin	10/21/2019					345,849	$4,565,207
Dustin Finer	9/23/2019					77,821	$1,027,237
Georgina Wraight	1/28/2018	47,049	51,143	$8.60	1/28/2028
Georgina Wraight	2/27/2019	0	23,624	$37.47	2/27/2029	8,006	$105,679
Benjamin Shaw	2/7/2019	31,009	0	$3.16	7/21/2020
Benjamin Shaw	2/27/2019	137,809	0	$37.47	7/21/2020
Benjamin Shaw	2/7/2019	343,674	0	$5.67	7/21/2020
Benjamin Shaw	2/7/2019	34,366	0	$7.83	7/21/2020
Christine Komola	2/27/2019	0	59,061	$37.47	2/27/2029	53,376	$704,563
Matthew Leonard	4/8/2019	0	136,972	$32.66	4/8/2029	91,860	$1,212,552

Option Exercises and Stock Vested for Fiscal Year 2019

The following table sets forth the number of shares acquired upon exercise of stock options by our NEOs in 2019 and the value realized upon exercise, and the number of restricted stock units that vested for our NEOs in 2019 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

Name	Option awards			Stock awards
	Date	Shares acquired on exercise (#) [1]	Value realized on exercise ($) [2]	Date	Shares acquired on vesting (#) [3]	Value realized on vesting ($) [4]
Benjamin Wolin
Dustin Finer
Georgina Wraight
Benjamin Shaw	8/21/2019	39,566	$420,982	10/21/2019	46,704	$472,644
Christine T. Komola
Matthew J. Leonard

[1]

The amounts reported in this column represent the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been withheld to cover the option exercise price or applicable tax obligations

[2]

The amounts reported in this column represent the taxable income recognized upon exercise of vested stock options calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the market price of common stock at exercise and the exercise price of the options

[3]

The amounts reported in this column represent the gross number of shares acquired upon the vesting of stock awards/units without taking into account any shares that may have been withheld to satisfy tax obligations

[4]

The amounts reported in this column represent the taxable income recognized upon the vesting of awards/units calculated by multiplying the gross number of awards/units vested by the closing price of common stock on the Nasdaq stock market on the vesting date

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination Other Than Following a Change in Control

The following table sets forth the estimated benefits that each of our NEOs would be entitled to receive upon termination of her or her employment (other than a termination in connection with a change in control) if we terminated the NEO’s employment without cause, or the NEO terminated his or her employment for good reason, as provided in his or her employment agreement. These disclosed amounts assume the NEO’s employment terminated on December 31, 2019. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that he or she becomes eligible for payment following his or her termination. In order for a NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations

Name	Severance Amount [2]	Early Vesting of Stock Options	Early Vesting of RSUs	Other [3]	Total
Benjamin Wolin [1]	—	—	$1,431,128	—	—
Dustin Finer	$840,000	—	—	$20,482	$860,482
Georgina Wraight	$962,500	—	—	$20,482	$982,982
Benjamin Shaw	—	—	—	—	—
Christine Komola [4]	—	—	—	—	—
Matthew J. Leonard [4]	—	—	—	—	—

[1]

Mr. Wolin’s employment agreement for his service as our interim CEO provided the vesting of a portion of his equity in an amount equal to the greater of A) 12.5% of the restricted stock units granted or B) the number of restricted stock units required such that an aggregate 30% of such restricted stock units will be accelerated and vested as of the date of the expiration of the revocation period for such release.

[2]

For each of Mr. Finer and Ms. Wraight this amount represents the sum of (i) 12 months annual base salary in effect on December 31, 2019, plus (ii) a pro rata portion of the target annual cash incentive compensation for the year of termination.

[3]	Represents payments for medical benefits continuation.
[4]	Each of Messrs. Shaw and Leonard, and Ms. Komola entered into agreements for separation from the Company prior to December 31, 2019. See Separation and Release Agreements with our Terminated NEOs.

Potential Payments Upon Termination Following a Change in Control or During a Potential Change In Control

The following table sets for the estimated benefits that each of our NEOs would, as of December 31, 2019, be entitled to receive if his or her employment were terminated by the Company without cause, or if he or she terminated his or her employment with us for good reason, within two months before, or 12 months after a change in control of the Company. These disclosed amounts assume the NEO’s employment terminated on December 31, 2019. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that the become eligible for payment and would only be payable if a change in control of the Company were to occur. The table below reflects the amount that could be payable under various arrangements assuming that the change in control of the Company occurred on December 31, 2019 and the NEOs employment was immediately terminated. In order for a NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations.

Name	Severance Amount [2]	Early Vesting of Stock Options [3]	Early Vesting of RSUs [3]	Other [4]	Total
Benjamin Wolin [1]	—	—	—	—	—
Dustin Finer	$840,000	—	$1,027,237	$20,482	$1,887,719
Georgina Wraight	$962,500	$235,258	$105,679	$20,482	$1,323,919
Benjamin Shaw
Christine Komola [5]
Matthew J. Leonard [5]

[1]

Mr. Wolin’s employment agreement for his service as our interim CEO did not provide for enhanced severance benefits in the event he was terminated or resigned for good reason in connection with a change in control.

[2]

For each of Mr. Finer and Ms. Wraight this amount represents the sum of (i) 12 months annual base salary in effect on December 31, 2019, plus (ii) 1.0 times the target annual cash incentive compensation for the year of termination.

[3]

Each of Mr. Finer and Ms. Wraight would be entitled to full acceleration of vesting with respect to equity held on the assumed termination date of December 31, 2019. This amount equals with respect to the RUSs, the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $13.20, representing the closing price of our common stock on Nasdaq on December 31, 2019, less $0.01 per share.

[4]	Represents payments for medical benefits continuation.
[5]	Each of Messrs. Shaw and Leonard, and Ms. Komola entered into agreements for separation from the Company prior to December 31, 2019. See Separation and Release Agreements with our Terminated NEOs.

Potential Payments Upon Termination Due to Death or Disability

No payments are due under the employment agreements with our NEOs, other than any amounts otherwise due and owing, if the executive’s employment is terminated by the Company by reason of death or disability.

Proposal 2 - Ratification of the Selection of Our Independent Registered Public Accounting Firm

Proposal Summary

On March 13, 2020 we appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We are asking shareholders to ratify our Audit Committee’s selection.

We are not required to have the shareholders ratify the selection of BDO as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain BDO but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the company and its shareholders.

Representatives of BDO are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our shareholders.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE

“FOR”

THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees and related expenses paid by us to BDO for professional services rendered for the audit of the financial statements for the year ended December 31, 2019.

2019
Audit Fees	$3,353,000.00
Tax Fees	$22,700.00

Total Fees	$3,375,700.00

Audit Fees. The audit fees listed were for professional services rendered by BDO in connection with work done in preparation of the audits of the consolidated financial statements included in our annual reports on Form 10-K, audit of our internal control over financial reporting for and as of the year ended December 31, 2019, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC.

Tax Fees. The tax fees listed were for services related to tax compliance, tax advice and tax planning services rendered with respect to fiscal year 2019 by BDO. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All these services were approved by our Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Sandra L. Helton, Mark J. Manoff and Edward M. McNamara. None of the members of the Audit Committee is an officer or employee of the Company, and the Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Each of Ms. Helton and Messrs. Manoff and McNamara is an “audit committee financial expert” as is currently defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, Company management, the independent registered public accounting firm and the Company’s internal audit function.

The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal quarters and full year ended December 31, 2019, including a discussion of, among other things, the quarterly and annual earnings press releases, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee also reviewed with BDO USA, LLP (“BDO”) the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Audit Committee has reviewed permitted services under rules of the SEC as currently in effect and discussed with BDO their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee pre-approved all audit and permissible non-audit services provided by BDO, and the fees for those services. For each engagement, the Audit Committee was provided with information about the services and fees, sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the independent registered public accounting firm.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee meets in separate executive sessions with the Company’s chief financial officer, chief accounting officer, and the head of internal audit.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 3, 2020.

AUDIT COMMITTEE

Sandra L. Helton, Chair

Mark J. Manoff

Edward M. McNamara

Proposal 3 - Non-Binding Advisory Vote to Approve Compensation Paid to Named Executive Officers

Proposal Summary

In accordance with Section 14A of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the compensation tables and any related narrative discussion contained in this proxy statement.

As an advisory vote, this proposal is not binding. However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our shareholders.

In this our inaugural year, our Compensation Committee has focused on designing our executive compensation programs to align with shareholder value and ensure that we are focused on executing on our transformation and integration to create shareholder value. As discussed in “2019 Executive Compensation Program Highlights” in CD&A, our executive compensation program provides an effective means to align executive compensation with achievement relative to specific financial and operational performance goals, as well as with long-term shareholder returns. For example, based on the Company’s 2019 performance, as measured by financial and operational metrics, the Compensation Committee awarded annual cash bonuses to our named executive officers at a level equal to 70% of target. This payout percentage below target reflected our 2019 performance and evidences the rigorous targets our Compensation Committee has historically set and continues to set.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Our Board of Directors is asking shareholders to approve on an advisory, non-binding basis, the following resolution:

RESOLVED, that the shareholders of Covetrus, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE

“FOR”

APPROVAL OF OUR COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

Proposal 4 – Non-Binding Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes

Proposal Summary

In this Proposal 4, we are asking our shareholders to cast a non-binding advisory vote regarding the frequency of future shareholder advisory votes on executive compensation. Section 14A of the Exchange Act requires that the Company’s shareholders have the opportunity to recommend how frequently the Company should provide an advisory vote on its executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules, such as Proposal 3 above.

After careful consideration, our Board of Directors has determined that an advisory vote on our executive compensation that occurs every year (annually) is the most appropriate alternative, and therefore the Board recommends that shareholders vote for an annual advisory vote on our executive compensation. We believe that an annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and provide feedback to the Board before those trends become pronounced over time, while also giving the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing shareholder feedback. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, shareholders on corporate governance matters and executive compensation.

Shareholders are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every one year, (2) every two years, (3) every three years or (4) abstain. Shareholder are not voting on the approval or disapproval of the board’s frequency recommendation. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders.

Independent of the timing of the executive compensation advisory vote, we encourage shareholders to contact our Board of Directors at any time to provide feedback about corporate governance and executive compensation matters. While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature and will not be binding on us. The Board may decide that it is in the best interests of the Company and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE

“FOR”

SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR

BENEFICIAL OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information with respect to the beneficial ownership of our common stock as of December 31, 2019 by:

•	Each person known by us to beneficially own (or have the right to acquire within 60 days) more that 5% of the outstanding shares of our common stock.

•	Each of our Directors.

•	Each executive officer named in the “Summary Compensation Table” (each a “named executive officer,” or “NEO”).

•	All of our Directors and executive officers as a group.

Percentage ownership calculations are based on 111,620,507 shares of common stock outstanding as of December 31, 2019.

Directors [1]	Shares of Common Stock Beneficially Owned	Options Currently Exercisable or within 60 days of December 31, 2019	Restricted Stock Units Vested within 60 days of December 31, 2019	Percentage of Outstanding Securities
Ellinger, Deborah [2]	—	—	6,288	*
Helton, Sandra [3]	—	—	6,288	*
Laskawy, Philip [4]	1,058	—	6,288	*
Manoff, Mark [5]	—	—	6,288	*
McNamara, Edward [6]	55,504	78,545	6,288	*
Paladino, Steven [7]	39,422	—	6,288	*
Sachdev, Ravi [8]	—	—	6,288	*
Shaw, David [9]	2,144,235	2,880	6,288	1.9%

Named Executive Officers [1]
Wolin, Benjamin [10]	—	—	27,903	*
Gleichenhaus, Stuart	—	—	—	*
Finer, Dustin	—	—	—	*
Wraight, Georgina [11]	493	59,015	2,668	*
Shaw, Benjamin [12]	1,039,291	546,858	—	1.4%
Komola, Christine [13]	6,073	19,687	17,792	*
Leonard, Matthew	—	—	—	*

All Directors and Officers as a Group, including the foregoing [14]	3,378,888	909,346	115,708	3.9%

Certain Other Beneficial Owners
BlackRock, Inc. [15]	12,253,603	—	—	11.0%
Morgan Stanley [16]	12,003,710	—	—	10.8%
CD&R VFC Holdings, L.P. [17]	11,265,198	—	—	10.1%
Vanguard Group, Inc. [18]	9,997,463	—	—	9.0%

*	less than 1%
[1]	c/o Covetrus, Inc. 7 Custom House Street, Portland, Maine 04101
[2]	Represents 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[3]	Represents 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.
[4]

Represents (i) 1,058 shares owned directly and over which Philip Laskawy has sole voting and dispositive power, and (iii) 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[5]	Represents 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.
[6]

Represents (i) 55,504 shares owned directly and over which Edward McNamara has sole voting and dispositive power, (ii) 78,545 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (iii) 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[7]

Represents (i) 36,749 shares owned directly and over which Steven Paladino has sole voting and dispositive power, (ii) 2,673 shares held in a 401(k) Plan account, (iii) and (iii) 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[8]	Represents 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.
[9]

Represents (i) 2,139,311 shares owned directly and over which David Shaw has sole voting and dispositive power, (ii) 2,880 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, (iii) 6,288 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019, and (iv) 4,924 shares over which David Shaw has shared voting and dispositive power as Managing Partner of Black Point Group LLC.

[10]	Represents 27,903 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.
[11]

Represents (i) 493 shares owned directly and over which Georgina Wraight has sole voting and dispositive power, (ii) 59,015 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (iii) 2,668 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[12]

Represents (i) 1,039,291 shares owned directly and over which Benjamin Shaw has sole voting and dispositive power and (ii) 546,858 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019.

[13]

Represents (i) 6,073 shares owned directly and over which Christine Komola has sole voting and dispositive power, (ii) 19,687 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (iii) 17,792 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2019.

[14]

Includes (i) with respect to all directors and Named Executive Officers, (a) 3,378,888 shares, directly or indirectly, beneficially owned, (b) 909,346 shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (c) 115,708 shares underlying RSUs that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 92,812 shares, directly or indirectly, beneficially owned, (b) 202,361 shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2019, and (c) 17,041 shares underlying RSUs that are currently exercisable or that will become exercisable within 60 days of December 31, 2019.

[15]

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 3, 2020, Blackrock, Inc., reported that it and its subsidiaries listed on Exhibit A to Schedule 13G/A were the beneficial owners of 12,253,603 shares of Covetrus’ outstanding common stock as of December 31, 2019. BlackRock reported having sole voting power for 11,865,620 shares and sole dispositive power of 12,253,603 shares. No shared voting or dispositive powers were reported. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

[16]

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 12, 2020, Morgan Stanley reported that as of December 31, 2019, it had shared voting power of 11,746,660 shares and shared dispositive power for 12,003,710 shares of Covetrus’ outstanding common stock. No sole voting or dispositive powers were reported. The address for Morgan Stanley is 31585 Broadway, New York, NY 10036.

[17]

Based solely on information set forth in Schedule 13D filed with the SEC on February 7, 2019, CD&R VFC Holdings, L.P. reported that it was the beneficial owner of 11,265,198 shares of Covetrus’ outstanding common stock. CD&R reported having sole voting power for 11,265,198 shares and sole dispositive power of 11,265,198 shares. No shared voting or dispositive powers were reported. The address of CD&R is c/o Clayton, Dubilier & Rice, L.P., 375 Park Avenue, New York, New York 10152.

[18]

Based solely on Schedule 13G filed with the SEC on February 10, 2020, The Vanguard Group reported that it and its subsidiaries listed on Appendix A of Schedule 13G were the beneficial owners of 9,997,463 shares of Covetrus’ outstanding common stock as of December 31, 2019. As of December 31, 2019, The Vanguard Group had the sole power to vote 48,423 shares; the sole power to dispose of 9,945,014 shares; the shared power to vote 15,054 shares; and the shared power to dispose of 52,449 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and the other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2019.

ANNUAL MEETING OF COVETRUS, INC.

Date:	Wednesday May 13, 2020
Time:	10:00 A.M. (Eastern Time)
Place:	www.proxydocs.com/CVET

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and One Year in Proposal 4.

1:

To elect three (3) Class I Directors, each to serve until our 2022 annual meeting of shareholders, and as to each, until a successor is duly elected and qualified, or until the earlier death, resignation or removal of the Director.

01. Sandra L Helton
02. Sharon Wienbar
03. Benjamin Wolin

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
		For	Against	Abstain
3:	To approve, by a non-binding, advisory vote, the 2019 compensation paid to the Company’s named executive officers.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4:	To approve, by a non- binding, advisory vote, the frequency of future shareholder advisory votes on executive compensation.	☐	☐	☐	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of the corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Covetrus, Inc.

to be held on Wednesday May 13, 2020

for Holders as of March 16, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/CVET	866-390-6298

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instruction Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

•	Mark, sign and date your Proxy Card/Voting Instruction Form.
•	Detach your Proxy Card/Voting Instruction Form.
•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Erin Powers Brennan and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Covetrus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THAT SHARES WILL BE VOTED FOR THE PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSALS 1, 2 AND 3 AND FOR 1 YEAR IN PROPOSAL 4.

PROXY TABULATOR FOR COVETRUS, INC. P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Shareholders to be held on Wednesday May 13, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Shareholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Covetrus, Inc. (the “Company”) to be held on Wednesday May 13, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no direction is given, that shares will be voted for the proposals recommended by the Board of Directors for proposals 1, 2 and 3 and for 1 year in proposal 4.